SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Acadia Pharmaceuticals Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Acadia Pharmaceuticals Inc.
12830 El Camino Real, Suite 400
San Diego, California 92130

Notice of Annual Meeting of Stockholders

Dear Stockholder:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc., a Delaware corporation (“Acadia” or the “Company”). The meeting will be held on May 29, 2026 at 8:00 a.m. Pacific time. This year’s annual meeting will be held virtually. You can attend the annual meeting by visiting meetnow.global/MGYT5K7, where you will be able to listen to the meeting live, submit questions and vote online. You may log-in to the meeting beginning at 7:45 a.m. Pacific time on Friday, May 29, 2026, after entering your control number included in your proxy card. You will not be able to attend the meeting in person. We are holding the annual meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.
To elect the Board’s three nominees for Class I director named herein to hold office until the Company’s 2029 Annual Meeting of Stockholders and their successors are duly elected and qualified, or until their earlier death, resignation or removal.
2.
To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.
3.
To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
4.
To approve an amendment to the Company’s 2024 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 5,209,670 shares.
5.
To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 14, 2026. Only stockholders of record at the close of business on that date and their proxy holders may submit questions and vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Jennifer J. Rhodes
Jennifer J. Rhodes
Executive Vice President, Chief Legal Officer and Secretary

San Diego, California

April 24, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 29, 2026 at 8:00 a.m. Pacific time
This Proxy Statement and the Company’s Annual Report to Stockholders are available at ir.acadia.com.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the internet as described in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting online. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you may be required to obtain from that record holder a legal proxy issued in your name and register with Computershare as set forth in the proxy statement accompanying this notice.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 29, 2026 at 8:00 a.m. Pacific time
This Proxy Statement and the Company’s Annual Report to Stockholders are available at ir.acadia.com.

Acadia Pharmaceuticals Inc.
12830 El Camino Real, Suite 400
San Diego, California 92130

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on May 29, 2026

Questions and Answers About these Proxy Materials and Voting

Why am I receiving these materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Acadia Pharmaceuticals Inc., a Delaware corporation (sometimes referred to as “Acadia,” the “Company,” “we,” “our” or “us”), is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. The annual meeting will be held virtually on May 29, 2026 at 8:00 a.m. Pacific time. You are invited to attend the annual meeting online to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the phone or through the internet.

We intend to first mail these proxy materials on or about April 28, 2026 to all stockholders of record entitled to vote at the annual meeting.

Why are we holding a virtual annual meeting?

This year, like in previous years, we have implemented a virtual format for our annual meeting, which will be conducted via live audio webcast and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost (other than any costs associated with your internet access, such as usage charges from internet access providers and telephone companies). A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can ask questions of the Board or management. During the annual meeting, we may answer questions submitted during the annual meeting and address those asked in advance, to the extent relevant to the business of the annual meeting, as time permits.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2026 (the “Record Date”), will be entitled to vote at the annual meeting. On the Record Date, there were 171,215,262 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination for a legally valid purpose by any stockholder for a period of ten days ending on the day before the annual meeting at our headquarters located at 12830 El Camino Real, Suite 400, San Diego, California 92130. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (858) 558-2871 or writing to her at the address above.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If, on the Record Date, your shares were registered directly in your name with Acadia’s transfer agent, Computershare, Inc. (“Computershare”), then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return your vote by proxy over the telephone, on the internet or vote by proxy using the enclosed proxy card to ensure your vote is counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If, on the Record Date, your shares were held, not in your name, but rather in an account at an intermediary such as a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials should be forwarded to you by that intermediary. The intermediary holding your shares is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your intermediary regarding how to vote the shares in your account. You are also invited to attend the annual meeting. You must follow the instructions provided by your intermediary to vote your shares per your instructions. Alternatively, many intermediaries provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the internet, including by providing you with a control number via email or on your proxy card or your voting instruction form. If you wish to vote prior to or at the annual meeting, you must follow the instructions from your intermediary, including any requirement to obtain a valid legal proxy and to register any such legal proxy with Computershare. For more information, see “What do I need to do to attend the annual meeting?” below.

What do I need to do to attend the annual meeting?

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

You will be able to attend the annual meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting meetnow.global/MGYT5K7. To participate in the annual meeting, you will need the control number included on your proxy card. The annual meeting webcast will begin promptly at 8:00 a.m. Pacific time on May 29, 2026. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific time, and you should allow ample time for the check-in procedures.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

We expect most beneficial owners will be able to attend the annual meeting, vote their shares and ask questions using the control number found on the voting instructions included with the proxy materials; however, not every broker, bank or other intermediary provides for this convenience. If you were not provided a control number, please contact the intermediary through which you hold your shares to see if one can be provided. Whether or not you were provided a control number, we recommend that all beneficial owners confirm with the intermediary through which they hold their shares whether they can participate at the annual meeting using a control number provided by such intermediary. If your intermediary does not provide for this convenience, to participate at the annual meeting, you will be required to request a legal proxy from your intermediary and to register such legal proxy in advance of the annual meeting with Computershare. If registration is required, please see “How do I register in advance of the annual meeting?” below. If your intermediary does provide for this convenience, please visit meetnow.global/MGYT5K7 on the day of the annual meeting and enter your control number found on the voting instructions included with your proxy materials. Access to the meeting website will be available on the day of the annual meeting beginning at 7:45 a.m. Pacific time.

How do I register in advance of the annual meeting?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the annual meeting. Please follow the instructions on your proxy card.

We recommend that beneficial owners contact the intermediary through which they hold their shares to confirm whether their intermediary permits beneficial owners to use the control number found on the voting instructions included with the proxy materials, if any, to attend the annual meeting, vote their shares and ask questions. If your intermediary does not provide for this convenience, you will be required to request a valid legal proxy from your intermediary and to register with Computershare in advance of the annual meeting in order to participate in the annual meeting.

To register, you must submit to Computershare proof of your proxy power (legal proxy) reflecting your ownership of Acadia common stock, which can be obtained from your intermediary, along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern time on May 26, 2026 at the following:

•
By e-mail: Forward the email from your intermediary, or attach an image of your legal proxy, to legalproxy@computershare.com along with your name and email address; or
•
By mail: Computershare, Acadia Pharmaceuticals Inc. Legal Proxy, P.O. Box 43001, Providence, RI, 02940-3001.

You will receive a confirmation by email from Computershare of your registration.

If you have already voted your shares and then request a legal proxy, your original vote will be invalidated and you will be required to vote your shares again.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416 (for local calls) or 1-781-575-2748 (for international calls).

What am I voting on?

There are four matters scheduled for a vote:

•
Proposal 1, election of the Board’s three nominees for Class I director, named herein, to hold office until our 2029 Annual Meeting of Stockholders and their successors are duly elected and qualified, or until their earlier death, resignation or removal (“Election of Directors Proposal”);
•
Proposal 2, advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the rules adopted by the SEC (“Say-on-Pay Proposal”);

•
Proposal 3, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Auditor Ratification Proposal”); and
•
Proposal 4, approval of an amendment to our 2024 Equity Incentive Plan (the “2024 Plan”) to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 5,209,670 shares (“Equity Plan Increase Proposal”).

What if another matter is properly brought before the annual meeting?

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment. Discretionary authority for them to do so is provided for in the proxy card.

How do I vote?

For the Election of Directors Proposal, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other proposals to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If, on the Record Date, you were a stockholder of record, you may vote online during the annual meeting, by proxy over the telephone, by proxy through the internet or by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still vote online during the annual meeting even if you have already voted by proxy.

•
To vote during the annual meeting, visit meetnow.global/MGYT5K7, where stockholders of record on the Record Date may vote and submit questions during the meeting (have your proxy card in hand when you visit the website as you will need to enter your control number on your proxy card).
•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•
To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 8:00 a.m. Pacific time on May 29, 2026 to be counted.
•
To vote through the internet prior to the meeting, go to http://www.investorvote.com/ACAD to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 8:00 a.m. Pacific time on May 29, 2026 to be counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If, on the Record Date, your shares were held, not in your name, but rather in an account at an intermediary such as a brokerage firm, bank or other similar organization, then you should have received a voting instruction form with these proxy materials from that organization rather than from Acadia. You must follow these instructions for your broker, bank or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the internet, including by providing you with a control number via email or on your proxy card or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the internet as instructed by your broker, bank or other stockholder of record. If you did not receive a control number via email or on your proxy card or voting instruction form, and you wish to vote prior to the annual meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain your control number. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain their control number either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so. If, instead, you wish to attend the annual meeting and vote your shares at the annual meeting, please refer to “What do I need to do to attend the annual meeting?”

We provide online proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on the Record Date.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted “For” the election of each of the Board’s nominees for director in the Election of Directors Proposal, “For” the advisory Say-on-Pay Proposal, “For” the Auditor Ratification Proposal, and “For” the Equity Plan Increase Proposal, as applicable. If any other matter is properly brought before the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), which governs the discretion of brokers, banks and other securities intermediaries to vote the shares of beneficial owners at annual meetings even though our stock is not listed with NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, NYSE has advised us that Proposals 1 (Election of Directors Proposal), 2 (Say-on-Pay Proposal) and 4 (Equity Plan Increase Proposal) are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, NYSE has advised us that Proposal 3 (Auditor Ratification Proposal) is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on such proposal.

If you are a beneficial owner of shares held in street name, and you do not plan to attend the annual meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to their broker, bank or other agent holding the shares as to how to vote on matters deemed “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Under the rules and interpretations of NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, advisory approval of executive compensation, or certain amendments to charter documents.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by email, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding any proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If, on the Record Date, your shares were registered directly in your name with Acadia’s transfer agent, Computershare, Inc., then you may revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•
You may submit a properly completed proxy card with a later date.

•
You may grant a subsequent proxy by telephone or through the internet.
•
You may send a timely written notice that you are revoking your proxy to Acadia’s Corporate Secretary at 12830 El Camino Real, Suite 400, San Diego, California 92130. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the annual meeting.
•
You may vote online during the annual meeting. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card, or telephone or internet proxy, is the one that is counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF BROKER OR BANK

If, on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you should follow the instructions provided by your broker, bank or other stockholder of record.

What vote is required for adoption or approval of each proposal and how will votes be counted?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Voting Options	Effect of Abstentions	Effect of Broker Non-Votes	Board Recommendation
1	Election of three Class I directors to hold office until our 2029 Annual Meeting of Stockholders	Nominees receiving the most “For” votes; withheld votes will have no effect	For or Withhold	Not applicable	No effect	FOR all Board nominees
2	Advisory approval of the compensation of our named executive officers	“For” votes from a majority of the votes cast on the matter (excluding abstentions and broker non-votes)	For, Against or Abstain	No effect	No effect	FOR
3	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	“For” votes from a majority of the votes cast on the matter (excluding abstentions)	For, Against or Abstain	No effect	Not applicable(1)	FOR
4	Approve an amendment to the 2024 Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance by 5,209,670 shares	“For” votes from a majority of the votes cast on the matter (excluding abstentions and broker non-votes)	For, Against or Abstain	No effect	No effect	FOR

(1)
NYSE has advised us that this proposal is considered to be a “routine” matter under NYSE rules. Although our shares are not listed with NYSE, NYSE regulates broker-dealers and their discretion to vote on stockholder proposals. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent would have discretionary authority under NYSE rules to vote your shares on this proposal. Given such discretionary authority, we do not anticipate broker non-votes for this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the meeting are present at the meeting or represented by proxy. On the Record Date, there were 171,215,262 shares outstanding and entitled to vote. Thus, the holders of 85,607,632 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you are present at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the stockholders by the affirmative vote of a majority of the votes cast (excluding abstentions and broker non-votes) may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Current Report on Form 8-K, which we plan to file within four business days after the date of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the date of the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

This proxy statement and the Company’s annual report to stockholders are available at ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to future events, including, without limitation, our beliefs regarding the determinations of NYSE with respect to the proposals in this proxy statement. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. For a nonexclusive list of major factors which could cause the actual results to differ materially from the predicted results in the forward-looking statements, please refer to the “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “Annual Report”) and in our subsequently filed periodic or current reports on Form 10-Q and Form 8-K.

PROPOSAL 1:
ELECTION OF DIRECTORS

Acadia’s Board of Directors is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The Board of Directors presently has nine members. There are currently three directors in Class I, whose terms of office expire in 2026. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), the Board has considered and nominated the following incumbent Class I directors: James M. Daly, Edmund P. Harrigan, M.D. and Adora Ndu, Pharm.D., J.D. (each, a “director nominee” and, collectively, the “director nominees”).

Each of the director nominees is currently a director of the Company who was previously elected by the Company’s stockholders. If elected at the annual meeting, each of these nominees would serve until the 2029 Annual Meeting of Stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The terms of the directors in Classes II and III expire at our 2027 and 2028 Annual Meetings of Stockholders, respectively. It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting. All of our directors except for three attended the 2025 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the shares present at the meeting or represented by proxy and entitled to vote in the election of directors. The three nominees receiving the highest number of affirmative votes will be elected; a “Withhold” vote will have no effect. You do not have the option to abstain from this proposal, and stockholders do not have cumulative voting rights in the election of directors. NYSE has advised us that this proposal is considered a “non-routine” matter under NYSE rules and, therefore, if you do not return voting instructions to your broker by its deadline, this will result in a broker non-vote, which will have no effect on this proposal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three Board nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board, or alternatively, the Board may leave a vacancy on the Board or reduce the size of the Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable, or if elected, decline to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NOMINEE

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following table sets forth information as of April 24, 2026 for our directors and executive officers:

Name	Age	Position
Stephen R. Biggar	55	Chair of the Board and Director
Julian C. Baker	59	Director
Laura A. Brege	68	Director
James M. Daly	64	Director
Elizabeth A. Garofalo	68	Director
Edmund P. Harrigan	73	Director
Adora Ndu	45	Director
Jonathan Poole	51	Director
Catherine Owen Adams	55	Director and Chief Executive Officer
Thomas Garner	50	Executive Vice President, Chief Commercial Officer
Jennifer J. Rhodes	56	Executive Vice President, Chief Legal Officer and Secretary
Mark C. Schneyer	52	Executive Vice President, Chief Financial Officer
Elizabeth H.Z. Thompson, Ph.D.	51	Executive Vice President, Head of Research and Development

The NCG Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity of skills, experience and background and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity. The following is a brief biography of each nominee and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the NCG Committee to recommend that person to continue to serve on the Board.

Our current Board diversity includes 44% of directors representing underrepresented groups, including 44% gender diversity and 11% diversity of demographic background.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2029 ANNUAL MEETING

James M. Daly has served as a director of the Company since January 2016. Mr. Daly served as Executive Vice President and Chief Commercial Officer at Incyte Corporation from October 2012 to June 2015. Prior to joining Incyte, Mr. Daly worked for Amgen, Inc. for 10 years, holding multiple leadership positions, including Senior Vice President, North America Commercial Operations, Global Marketing and Commercial Development. Previously, he served as Vice President and General Manager of Amgen’s Oncology Business Unit. His teams at Amgen were responsible for the successful launch of many products, including Aranesp®, Neulasta®, Vectibix®, Nplate®, Xgeva® and Prolia®. Previously, Mr. Daly spent over 16 years with Glaxo Wellcome/GlaxoSmithKline, where he held roles of increasing responsibility, including Senior Vice President, General Manager, Respiratory and Anti-Infective Business Unit, and led the U.S. launch of Advair®. Mr. Daly currently serves on the boards of directors of Argenx SE, Cytokinetics, Incorporated and Madrigal Pharmaceuticals, Inc., each public companies. During the past five years, Mr. Daly has served on the boards of directors of Chimerix Inc., Bellicum Pharmaceuticals, Inc. and Halozyme Therapeutics, Inc. Mr. Daly earned his B.S. in pharmacy and M.B.A. from the University at Buffalo, The State University of New York. The NCG Committee believes that Mr. Daly is qualified to serve as a member of our board of directors based on his extensive experience as an executive and director of life sciences companies.

Edmund P. Harrigan, M.D., has served as a director of the Company since November 2015. Since July 2015, Dr. Harrigan has served as Principal at Harrigan Consulting, LLC, a consulting firm providing business consulting services to life sciences companies. Previously, Dr. Harrigan served as Senior Vice President of Worldwide Safety and Regulatory for Pfizer Inc. from 2012 to 2015, where he led a 3,500-person team in 80 countries that was responsible for collecting, interpreting and reporting clinical safety data for more than 600 marketed products, and managed regulatory interactions with global health agencies. Dr. Harrigan’s previous executive leadership roles at Pfizer included serving as Senior Vice President, Head of Worldwide Business Development, Senior Vice President, Head of Worldwide Regulatory Affairs and Quality Assurance, and Vice President, Head of Neuroscience and Ophthalmology. Earlier in his career at Pfizer, Dr. Harrigan served as Vice President of Clinical Development, Therapeutic Area Head, CNS and Pain. Before entering the pharmaceutical industry in 1990, Dr. Harrigan was a practicing neurologist for seven years. He currently serves on the boards of directors of Incyte Corp., a public company, and Modulo Inc., a privately-held company. Previously, Dr. Harrigan served on the boards of directors of PhaseBio Pharmaceuticals, Inc., Bellicum Pharmaceuticals, Inc. and Karuna Therapeutics, Inc. Dr. Harrigan earned his B.A. in chemistry from St. Anselm College and holds an M.D. from the University of Massachusetts at Worcester. The NCG Committee believes that Dr. Harrigan is qualified to serve as a member of our board of directors based on his extensive medical industry and pharmaceutical industry experience.

Adora Ndu, Pharm.D., J.D., has served as a director of the Company since October 2022. Dr. Ndu has served as Chief Regulatory Affairs Officer of BridgeBio Pharma Inc. since January 2022, as Chief Regulatory and Interim Legal Officer at BridgeBio Pharma from October 2022 to September 2023, and as Chief Regulatory Officer & Executive Vice President of Portfolio Strategy and Management since October 2024. Dr. Ndu has also served as an adjunct faculty member at Johns Hopkins University from 2019 to 2025. Prior to joining BridgeBio Pharma, Dr. Ndu served as Group Vice President, Worldwide Research & Development, Strategy, Scientific Collaborations and Policy at BioMarin Pharmaceutical Inc. from January 2021 to January 2022. She previously served in positions of increasing responsibility at BioMarin, including as Vice President, Regulatory Affairs, Policy, Research, Engagement & International from March 2019 to December 2020, Executive Director, Regulatory Affairs from September 2017 to March 2019 and Senior Director from February 2017 to September 2017. Dr. Ndu also served as an adjunct faculty member at the University of Maryland University College from 2016 to 2019, and in various roles at the U.S. Food and Drug Administration from 2008 to 2016, most recently as a Division Director in the Division of Medical Policy Development. Dr. Ndu currently serves on the board of directors of DBV Technologies S.A., a public company. Dr. Ndu earned her Pharm.D. from Howard University and her J.D. from the University of Maryland Francis King Carey School of Law. The NCG Committee believes that Dr. Ndu is qualified to serve as a member of our board of directors based on her extensive experience in the biopharmaceutical industry.

The following is a brief biography, and a discussion of the specific experience, qualifications, attributes or skills of each director whose term will continue after the annual meeting.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING

Julian C. Baker has served as a director of the Company since December 2015. Mr. Baker is a Managing Member of Baker Bros. Advisors LP (“Baker Bros.”), a registered investment adviser focused on long-term investments in life-sciences companies. Mr. Baker founded Baker Bros. in 2000, together with his brother, Felix Baker, Ph.D. Prior to founding Baker Bros., Mr. Baker was a portfolio manager at Tisch Financial Management from 1994 to 1999. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. Mr. Baker currently serves on the boards of directors of Incyte Corporation, Madrigal Pharmaceuticals, Inc. and Denali Therapeutics, Inc., each public companies. Mr. Baker also serves as a member or observer on the boards of directors of several privately held biotechnology companies. Within the past five years, Mr. Baker served on the board of directors of Prelude Therapeutics, Inc. and Alumis, Inc. The NCG Committee believes that Mr. Baker is qualified to serve as a member of our board of directors based on his extensive financial industry experience focused on life science companies.

Stephen R. Biggar, M.D., Ph.D., has served as a director of the Company since January 2013, and as chairman of our board of directors since June 2016. Dr. Biggar currently serves as Partner at Baker Bros. Advisors LP, a registered investment adviser focused on long-term investments in life-sciences companies. Dr. Biggar joined Baker Bros. Advisors LP in 2000. Dr. Biggar currently serves on the boards of directors of Kiniksa Pharmaceuticals, Ltd. and TScan Therapeutics, Inc., each public companies. Dr. Biggar also serves on the board of directors of Notch Therapeutics, Inc., a private company, and the University of Rochester Board of Trustees. During the past five years, Mr. Biggar has served on the board of directors of Vivelix Pharmaceuticals Corp. and Neurogene, Inc. Dr. Biggar received an M.D. and a Ph.D. in immunology from Stanford University and received a B.S. in genetics from the University of Rochester. The NCG Committee believes that Dr. Biggar is qualified to serve as a member of our board of directors based on his scientific background and financial industry experience, as well as his public company board experience in the biopharmaceutical industry.

Jonathan Poole has served as a director of the Company since March 2026. Since March 2020, Mr. Poole has served as Senior Vice President, Finance at Vertex Pharmaceuticals, Inc., where he leads the global finance team supporting corporate, commercial, research and development, manufacturing and other functions, overseeing significant business growth and the execution and integration of various acquisitions. Previously, from July 2018 through March 2020, Mr. Poole served as a director of Codiak Biosciences, Inc. and as the chair of Codiak’s audit committee. From March 2018 to March 2020, Mr. Poole also served as Chief Financial Officer of Evelo Biosciences, Inc., a biotechnology company developing orally delivered product candidates designed to act on the small intestinal axis, and from April 2014 to March 2018, Mr. Poole was Chief Financial Officer of Genocea Biosciences, Inc., a biotechnology company developing neoantigen cancer vaccines. Mr. Poole received a B.Sc. in Biological Sciences from Durham University in the United Kingdom and an M.B.A. from London Business School. The NCG Committee believes that Mr. Poole is qualified to serve as a member of our board of directors based on his extensive executive leadership experience, financial expertise and deep knowledge of the biotechnology industry.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2028 ANNUAL MEETING

Catherine Owen Adams has served as our Chief Executive Officer and as a member of our Board of Directors since September 2024. Previously, Ms. Owen Adams served as Senior Vice President and General Manager, U.S., at Bristol Myers Squibb Company (“BMS”), a global biopharmaceutical company, where she led a $20 billion commercial business, overseeing a large and diverse portfolio of promoted brands across Oncology, Cardiovascular, and Immunology from September 2019 to April 2024. In this role, she led over 3,000 employees and major product launches in lung cancer, obstructive hypertrophic cardiomyopathy, and psoriasis. Before this, Ms. Owen Adams held the position of Senior Vice President, Head of Major Markets at BMS, where she led commercial operations leading 6,000 employees across 19 countries in Europe, Japan, and Canada during BMS’s merger with Celgene. Under her leadership her teams achieved 9 new product launches in Oncology, CAR-T, Hematology, and Immunology, further solidifying her reputation as a global leader in the pharmaceutical space. Prior to her tenure at BMS, Ms. Owen Adams spent 25 years at Johnson & Johnson (“J&J”), where she held leadership roles across global, U.S., and European business units, with her last position being President, Janssen Immunology U.S. Over her career at J&J, she gained deep experience in marketing, sales, market access, R&D, and internal ventures across both the Pharmaceutical and Medical Technology sectors. Currently, Ms. Owen Adams serves on the board of directors of Agios Pharmaceuticals, Inc., a publicly held company, and AssistRx, a privately held company. Ms. Owen Adams was formerly on the board of directors and chair of the compensation committee for Optinose PLC, a public specialty pharmaceutical company, and was on the board of directors of Robert Wood Johnson University Hospitals, a non-profit organization. Ms. Owen Adams began her career in R&D and manufacturing at AstraZeneca after earning a BSc. in Pharmacy from the University of Manchester, becoming a qualified pharmacist and member of the Royal Pharmaceutical

Society. The NGC Committee believes that Ms. Owen Adams is qualified to serve as a member of our board of directors based on her executive management experience in the pharmaceutical industry and public company board experience.

Laura A. Brege has served as a director of the Company since May 2008. Since April 2017, Ms. Brege has served as a Senior Advisor to BridgeBio Pharma, Inc. From September 2015 to December 2017, Ms. Brege served as Managing Director of Cervantes Life Science Partners, LLC., a consulting firm providing integrated business solutions to life sciences companies. From September 2012 to July 2015, Ms. Brege served as President and Chief Executive Officer of Nodality, Inc., a life sciences company focused on innovative personalized medicine. Prior to joining Nodality, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, from 2006 to 2012, including Executive Vice President and Chief Operating Officer. While at Onyx, Ms. Brege led multiple functions, including commercialization, strategic planning, corporate development and medical, scientific and government affairs. Prior to Onyx, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm specializing in early-stage financing for technology companies. Previously, Ms. Brege was Senior Vice President and Chief Financial Officer at COR Therapeutics, Inc., where she helped build the company from an early-stage research and development company through commercial launch of a successful cardiovascular product. Earlier in her career, Ms. Brege served as Chief Financial Officer at Flextronics, Inc. and Treasurer of The Cooper Companies. Ms. Brege currently serves on the boards of directors of Edgewise Therapeutics, Inc., Mirum Pharmaceuticals, Inc., Pacira BioSciences, Inc. and T-knife Therapeutics, Inc. Previously, Ms. Brege served on the boards of directors of Aratana Therapeutics, Inc., California Life Sciences Association, Dynavax Technologies Corporation, HLS Therapeutics, Inc. and Portola Pharmaceuticals, Inc. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago. The NCG Committee believes that Ms. Brege is qualified to serve as a member of our board of directors based on her extensive executive management experience in the pharmaceutical, biotechnology and venture capital industries.

Elizabeth A. Garofalo, M.D., has served as a director of the Company since September 2020. Since 2016, Dr. Garofalo has served as the Principal for EAG Pharma Consulting LLC. Prior to that, Dr. Garofalo served in numerous leadership roles at Novartis International AG, including as Senior Vice President and Global Head of Clinical Development and member of the Novartis Global Development Leadership Team, Chair of the Novartis Portfolio Stewardship Board and Co-Head of the Novartis Neuroscience Franchise. Prior to serving at Novartis, Dr. Garofalo was Vice President and Head of the Neuroscience Therapy Area at Astellas Pharma, Inc. Dr. Garofalo started her career at Parke-Davis/Pfizer, where she held positions of increasing responsibility including Ann Arbor Site Head of Neuroscience and Ann Arbor Site Head of Worldwide Regulatory Affairs. Dr. Garofalo currently serves on the boards of directors of Alector, Inc. and Xenon Pharmaceuticals Inc., each public companies. During the past five years, Dr. Garofalo served on the board of directors of Exicure Inc. During the past five years, she also chaired the board of the Institute for Advanced Clinical Trials for Children. Dr. Garofalo earned her M.D. from the Indiana University School of Medicine where she completed her pediatric residency. She completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School. The NCG Committee believes that Dr. Garofalo is qualified to serve as a member of our board of directors based on her research expertise in neuroscience, extensive management experience and board experience in the life sciences industry.

EXECUTIVE OFFICERS

Set forth below is biographical information for each of our executive officers other than Ms. Owen Adams, whose biographical information is set forth above:

Jennifer J. Rhodes is our Executive Vice President, Chief Legal Officer and Secretary and has been with the Company since January 2024. Prior to joining the Company, Ms. Rhodes served Angion Biomedica Corp. as its Executive Vice President and Chief Business Officer from March 2022 to July

2023, and as General Counsel, Chief Compliance Officer and Corporate Secretary from January 2020 to March 2022. Ms. Rhodes previously served as General Counsel and Corporate Secretary at Adamas Pharmaceuticals, Inc. from April 2016 until January 2020, during which time she also served as Chief Compliance Officer since August 2016 and Chief Business Officer since January 2017. Prior to that, Ms. Rhodes served as General Counsel at Medivation, Inc. from June 2012 to September 2015, as Corporate Secretary from April 2013 to September 2015 and as Chief Compliance Officer from July 2012 to October 2014. From May 2006 to June 2012, Ms. Rhodes was an Assistant General Counsel at Pfizer Inc., as well as served as a global product lead for Pfizer Inc.’s primary care medicines. Earlier in her career, Ms. Rhodes served as an attorney with the Wall Street firm Weil, Gotshal & Manges LLP. Ms. Rhodes has a J.D. from Wake Forest University School of Law and a B.A. in Economics from Newcomb College of Tulane University.

Mark C. Schneyer has served as our Executive Vice President and Chief Financial Officer since December 2021. Mr. Schneyer joined the Company in May 2020 as Senior Vice President, Business Development and Chief Business Officer. From September 2021 to December 2021, he served as the Company’s Interim Chief Financial Officer. Mr. Schneyer joined the Company from Pfizer Inc., a publicly traded pharmaceutical company, where he was most recently Vice President, Business Development for the Upjohn division, from 2019 to May 2020. Mr. Schneyer joined Pfizer’s Worldwide Business Development organization in 2011 and served in various business development positions of increasing responsibility. Prior to serving at Pfizer, Mr. Schneyer was an investment banker at Lazard, a financial advisory and asset management firm from 1996 to 2010. Mr. Schneyer earned his B.S. in economics with a concentration in finance from the Wharton School of the University of Pennsylvania.

Elizabeth H.Z. Thompson, Ph.D. has served as our Executive Vice President, Head of Research and Development since April 2024. Prior to joining Acadia, she was with Amgen Inc. as Executive Vice President, Research and Development (Rare Disease) following its acquisition of Horizon Therapeutics plc from October 2023 to January 2024. At Horizon, she was Executive Vice President, Research and Development from March 2021 to October 2023, Group Vice President, Development and External Search from January 2020 to March 2021, and Vice President, Clinical Development (Rare Disease) from June 2018 to January 2020. Prior to joining Horizon, she was with AbbVie Inc. as Group Scientific Director, Clinical Development from April 2017 to May 2018 and Senior Scientific Director, Clinical Development, from September 2015 to April 2017 where she served as the clinical lead for risankizumab (SKYRIZI), supporting global submissions and approvals. Before AbbVie, she held roles at Raptor Pharmaceuticals Corp, InterMune Inc. and Amgen in a career spanning clinical development, business development and medical communications. Dr. Thompson served on the board of directors of IGM Biosciences, Inc. until August 2025. Dr. Thompson received a B.S. in chemistry from Harvey Mudd College and a Ph.D. in macromolecular and cellular structure and chemistry from The Scripps Research Institute.

Thomas Garner has served as our Executive Vice President and Chief Commercial Officer since December 2024. Prior to joining Acadia, Mr. Garner was Senior Vice President and Chief Commercial Officer at Lexicon Pharmaceuticals, Inc. since October 2023. Mr. Garner also previously served in a series of commercial leadership positions at BMS, where he worked for more than 20 years at local, country and global levels across multiple brands and therapeutic areas before joining our company. At BMS, he most recently served as senior vice president and head of the U.S. cardiovascular and established brand business unit from August 2022 to October 2023 and as vice president and U.S. brand lead for Camzyos (mavacamten) from November 2020 to August 2022. Prior to joining BMS, Mr. Garner served in various commercial roles of increasing seniority with Eli Lilly and Company, and Boehringer Ingelheim. Mr. Garner holds a BSc (Honors) degree from the Royal Agricultural University in the United Kingdom and a certification in General Management from INSEAD in France.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. Members of the Audit Committee and Compensation Committee are subject to the additional independence requirements of applicable SEC rules and Nasdaq listing rules. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in the applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all identified relevant transactions, arrangements or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the NCG Committee recommended to the Board, and the Board has affirmatively determined, that all of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Ms. Owen Adams, our Chief Executive Officer.

Our independent directors meet at least quarterly in regularly scheduled executive sessions at which only non-employee directors are present and which are presided over by the Chair of the Board.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent, non-executive Chair who has authority, among other things, to call and preside over meetings of our Board, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of our Board. Our Board believes that it is in the best interests of the Company and its stockholders for Dr. Biggar to continue to serve as Chair of the Board, in part given his significant knowledge and experience in our industry and a deep understanding of our company, our business and our strategic objectives, all of which will continue to benefit the Company during the year ahead. Our Board believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of our Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s functions is risk oversight for the Company. The Board does not have a standing risk management committee, but rather administers this oversight function directly, as well as through various committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Compensation Committee is responsible for overseeing the Company’s executive compensation plans and arrangements and assessing whether any of our compensation policies or procedures has the potential to encourage excessive risk-taking. The Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements related to our finances, in addition to oversight of the performance of our internal audit function. The Audit Committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the committee typically meets with both our information technology and business personnel responsible for cybersecurity risk management and receives periodic reports from the head of cybersecurity risk management, as well as incidental reports as matters arise. The NCG Committee manages risks associated with corporate governance, including the independence of the Board, potential conflicts of interest and whether our corporate governance guidelines are successful in preventing illegal or improper liability-creating conduct. Typically, the applicable Board committees discuss the applicable risk oversight at least annually at one of the regularly scheduled meetings for that committee with the relevant employees. However, both the Board as a whole and its committees receive incident reports as matters may arise. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and reports from management about such risks. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine times during 2025. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. The following table provides membership and meeting information for 2025:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee(1)	Scientific Committee
Julian C. Baker			X
Stephen R. Biggar		X*		X
Laura A. Brege	X*		X*
James M. Daly	X	X
Elizabeth A. Garofalo		X		X
Edmund P. Harrigan	X			X*
Adora Ndu			X	X
Daniel B. Soland			X*
Meetings in 2025	4	5	2	5

* Committee Chair

(1) On October 30, 2025, Mr. Soland retired from the Board and Ms. Brege succeeded him as a member and chair of our Nominating and Corporate Governance Committee.

Below is a description of the Audit Committee, Compensation Committee and NCG Committee of the Board of Directors. The Board of Directors has determined that each member of such committees meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors is composed of three directors, each of whom is independent, and was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates pursuant to a written charter that is available on our website at ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the Audit Committee include, among other things:

•
reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services,
•
reviewing our annual and quarterly results, financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management,
•
reviewing and discussing with our independent registered public accounting firm and management, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting,
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal auditing controls or auditing matters,
•
establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and
•
reviewing and approving any transaction with a related person that must be disclosed by us.

The Board of Directors reviews the Nasdaq listing standards and applicable SEC rules definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the applicable Nasdaq listing standards and SEC rules applicable to boards of directors in general and audit committee members in particular) and that each member of the Audit Committee is financially sophisticated. Our Board of Directors has determined that Ms. Brege qualifies as an “audit committee financial expert”, as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Brege’s level of knowledge and experience based on a number of factors, including her formal education, prior experience and business acumen.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The Audit Committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 and is seeking ratification of such selection by the stockholders.

The foregoing report has been furnished by the Audit Committee.*

Laura A. Brege, Committee Chair

James M. Daly

Edmund P. Harrigan, M.D.

* Mr. Poole was appointed as a member of the Audit Committee after the report had been approved by the Audit Committee.

Compensation Committee

The Compensation Committee is composed of three directors, each of whom is independent. The Compensation Committee operates pursuant to a written charter that is available on our website at ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the Compensation Committee include, among other things:

•
reviewing and approving, or in its discretion, recommending for the approval of the Board of Directors the compensation and other terms of employment of our executive officers,
•
reviewing and suggesting corporate performance goals and objectives relevant to such compensation, which shall support and reinforce our long-term strategic goals,
•
reviewing and approving, or in its discretion, recommending for the approval of the Board of Directors the type and amount of compensation to be paid or awarded to non-employee directors for their service on our Board of Directors and its committees,
•
evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification, administration or termination of existing plans and programs,
•
establishing policies with respect to equity compensation arrangements,
•
reviewing the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and approving any such agreements for all officers prior to approval by the Board of Directors, and
•
considering and responding to votes by the Company’s stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining the Company’s recommendations regarding the frequency of advisory votes on executive compensation.

All members of the Compensation Committee are independent in accordance with the Nasdaq listing standards and SEC rules applicable to boards of directors in general and compensation committees in particular. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding compensation or individual performance objectives specific to the Chief Executive Officer. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the committee’s charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. For 2025, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as a compensation consultant to assist with Board and executive compensation. The Compensation Committee requested that FW Cook:

•
evaluate the efficacy of the Company’s existing executive compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•
assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy, including developing performance-based incentives for executive officers.

As part of its engagement, for use in connection with the 2025 compensation, FW Cook was requested by the Compensation Committee to review and update, as necessary, the comparator group of companies used for fiscal 2024 compensation discussions and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, FW Cook also conducted ongoing discussions with certain members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. FW Cook performed market-based analyses and ultimately developed recommendations in collaboration with our Chief Executive Officer that were presented to the Compensation Committee for its consideration. Following an active dialogue with FW Cook and our Chief Executive Officer, the Compensation Committee and/or the Board of Directors approved the recommendations discussed in the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In addition, in 1998, the Board of Directors formed a Non-Officer Stock Option Committee to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not executive officers of the Company. In June 2024, the Compensation Committee amended and restated the authority delegated to this committee, which amendment and restatement included renaming the Non-Officer Stock Option Committee to be the Equity Award Committee, delegating authority for the Equity Award Committee to grant equity awards to employees who are not executive officers of the Company under the 2024 Equity Incentive Plan (a successor plan to the 2010 Equity Incentive Plan) upon its approval by our stockholders at the annual meeting of stockholders in May 2024, and revised the composition of the Equity Award Committee to include the Chief Executive Officer, in their capacity as a member of the Board, and the Chief Legal Officer, each as appointed from time to time. Accordingly, in 2025, Ms. Owen Adams and Ms. Rhodes, acting together as the Equity Award Committee, exercise the authority delegated to the Equity Award Committee. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timeliness of grants to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. Generally, the Equity Award Committee may not grant equity awards having a target value in excess of $675,000 to any one employee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

The Compensation Committee meets to discuss and make recommendations to the Board of Directors regarding annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year’s awards. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of performance is conducted by the Compensation Committee, which recommends to the Board of Directors any adjustments to that compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, compensation surveys, and recommendations of compensation consultants, including analyses of executive and director compensation paid at other companies identified by the compensation consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for 2025 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

The NCG Committee of the Board of Directors is composed of three independent directors and operates pursuant to a written charter that is available on our website at ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the NCG Committee include, among other things:

•
interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,
•
evaluating nominations by stockholders of candidates for election to our Board of Directors,
•
evaluating the performance of our Board of Directors and applicable committees of the Board and making recommendations regarding continued service on the Board,

•
developing, reviewing and amending a set of corporate governance policies and principles, including our Code of Business Conduct and Ethics,
•
considering questions of possible conflicts of interest as well as independence requirements of nominees for the Board, and
•
overseeing and reviewing the processes and procedures we use to provide information to the Board of Directors and its committees.

Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the NCG Committee typically considers skills, experience, background, and such other factors as it deems appropriate given our current needs and the current needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. Such other factors may include possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the NCG Committee retains the right to modify director qualifications from time to time. The NCG Committee does not have a formal policy regarding diversity but does recognize the potential importance of diversity in board composition, including diversity of skills, experience, background, education and perspective, and believes that directors should represent a diversity of viewpoints. To these ends, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current and future needs, with the goal of having Board members who complement and strengthen the skills of each other and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity.

The NCG Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of our Board. In the case of incumbent directors whose terms of office are set to expire, the NCG Committee reviews such directors’ experience, qualifications, attributes, overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. The NCG Committee also takes into account the results of the Board of Director’s annual self-evaluation. In the case of new director candidates, the NCG Committee also determines whether the nominee would be independent under applicable Nasdaq listing standards, and SEC rules and regulations with the advice of counsel, if necessary. The NCG Committee uses its network of contacts to compile a list of potential candidates, but has also engaged, when it deemed appropriate, a professional search firm. The NCG Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The NCG Committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the Board by majority vote. In 2025, the NCG Committee retained a national recruiting firm to assist in the process of identifying and evaluating director candidates.

The NCG Committee will consider director candidates recommended by stockholders. The NCG Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the NCG Committee must do so by delivering a written recommendation to the NCG Committee at the following address: c/o Corporate Secretary, Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation but must include information that would be required under the “advance notice” provisions of our bylaws and rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the section entitled “Stockholder Proposals for the 2027 Annual Meeting of Stockholders.”

ScienTIFIC COMMITTEE

The Scientific Committee of the Board is composed of four directors. The functions of the Scientific Committee include, among other things, assisting the Board in fulfilling its responsibilities to oversee the Company’s scientific activities, including its drug discovery, preclinical development and clinical development programs, and providing advice and assistance to the Company’s management with regard to the role, composition and management of the Company’s scientific advisory boards and clinical advisory boards, and other such advisory entities as may exist from time to time.

Board Skills and Experience

Our Board comprises a diverse group of individuals, each of whom possesses various complementary skills and business experience. We believe that our Board collectively has an appropriate mix of skills to guide and assist Acadia in seeking to achieve our long-term goals.

EXPERTISE	Biggar	Baker	Brege	Daly	Garofalo	Harrigan	Ndu	Owen Adams	Poole
Biopharma Industry	✓	✓	✓	✓	✓	✓	✓	✓	✓
Operational Leadership			✓	✓	✓	✓	✓	✓	✓
Drug Discovery, Development & Regulatory				✓	✓	✓	✓	✓	✓
Commercial			✓	✓				✓	✓
PhD/MD	✓				✓	✓	✓
Financial	✓	✓	✓					✓	✓
Independence	✓	✓	✓	✓	✓	✓	✓		✓

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its individual directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Company’s Corporate Secretary at 12830 El Camino Real, Suite 400, San Diego, California 92130. All communications will be compiled by the Corporate Secretary and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by the Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters, discussed below, will be treated in accordance with that policy.

Corporate Social Responsibility

We partner beyond the science, so more possibilities shine through. While our primary passion is helping people fight biological diseases, our diverse team of employees is committed to doing so sustainably and ethically, while using our resources to give back. Our full Board has responsibility for oversight of corporate social responsibility matters that affect our business and key stakeholders, while the committees of the Board have oversight of certain topics, such as cybersecurity risk management processes, including oversight of mitigation of risks from cybersecurity threats for the Audit Committee.

Product Safety and Quality

Our patients trust us to deliver products that are both safe and effective. We set high ethical standards to responsibly research, develop and manufacture innovative medicines for diseases in areas with high unmet need. We maintain a comprehensive product safety and pharmacovigilance program, which is overseen by a Senior Vice President for Drug Safety and Pharmacovigilance, who reports to the Executive Vice President, Head of Research and Development.

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Policy: We have policies that uphold the standards provided by the U.S. Food and Drug Administration (“FDA”) to ensure quality, safe medicines.
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Management: Our corporate governance emphasizes creating a culture of transparency and is committed to continuous improvement. We take a proactive approach to ensure quality by prioritizing regulatory compliance, personnel training, and performing routine compliance checks.
•
Manufacturing: Acadia partners with contract manufacturing organizations with a strong sustainability commitment as evidenced by their ongoing efforts in monitoring and improving their environmental impact via standardized and industry accepted certification programs such as EcoVadis and ISO 14064.
•
Drug Safety: We have a system of robust processes to review and evaluate the safety and quality defects, and we are committed to continuous improvement.

Access to Medicine and Support

Patients can’t benefit from what they don’t have access to. We support them by making sure they have access to resources through a safe, professional network.

•
Specialty Pharmacies: We work with specialty pharmacies to help patients navigate insurance and financial assistance as well as connect to advocacy organizations.
•
Acadia Connect®: Our platform that helps patients start and continue on treatment with support from care coordinators.

Giving Back

Through our community program events, our employees lived our value of Starting with Them by providing over 4,600 meals to people experiencing homelessness led by our employee resource groups and building over 300 STEM solar car kits for Girls, Inc., a national organization dedicated to supporting educational programming for girls in kindergarten to college, and beyond.

In addition, Acadia is a proud sponsor and participant in national patient advocacy events which include the Walk to End Alzheimer’s where Acadia sponsors and staffs water stations and Empowerment for Parkinson’s Day where Acadia recruits volunteers and supports a day of learning, sharing, and empowering Parkinson’s patients, caregivers, and community members.

We also donated to Caregiver Action Network, Parkinson’s Foundation, and Rett Syndrome Angels.

Environment

We are committed to minimizing our environmental footprint and adherence to environmental and health and safety regulations. We minimize our carbon footprint in two key ways: our physical buildings and manufacturing process. Both of our office buildings limit their carbon footprint through energy-efficient design, and our San Diego building is Gold Level LEED certified. We have implemented various programs to increase the environmental sustainability of our operations, including programs to increase recycling and reduce waste, and energy usage. In our manufacturing process, our chemists are committed to “green chemistry,” increasing efficiencies, reducing materials, and minimizing waste. We continue to evolve our efforts, aiming for a long-term, sustainable future.

BUILDING AN INCLUSIVE WORKFORCE

We believe our diverse perspectives drive innovation and support our mission of elevating life through science. We are dedicated to fostering a culture of curiosity and belonging. Through our curiosity, we seek to understand more about ourselves, each other, and the work that we do. Through belonging, all our employees can bring their whole selves to work and let their whole selves shine through. In our community, our well-being is important, our diverse perspectives are celebrated, and we strive to treat each other equitably and fairly.

Our people & performance team oversees our talent development and recruitment strategies, and other workforce policies and practices, receives feedback from engagement surveys, focus groups, employee resource groups and regularly reports to our senior management with respect to our progress in building an inclusive workplace culture.

We believe that our differences are our strengths – that creating an environment where everyone, from any background, can do our best work on behalf of the community we serve is the right thing to do. We also believe our diverse perspectives drive innovation and support our mission of elevating life through science.

Professional Development

We are committed to the ongoing growth and development of all employees at Acadia. A variety of development offerings are available at Acadia, including our tuition reimbursement program, required new employee orientation, live training programs for individuals, teams and leaders, and on-demand tools and resources. We also provide new hire training for commercial field employees, role specific training for commercial field employees, and role specific training assigned through our learning management system, Acadia University. We recognize that professional development expands beyond formal learning and encourage employees to create an individual development plan which incorporates mentors, coaches, ongoing feedback and stretch assignments. We provide annual performance reviews of all employees and regularly provide employees with performance and career development feedback, and also seek to measure employee engagement and satisfaction through regular employee surveys. We believe these development opportunities enhance necessary skills and knowledge for current positions, for potential future positions at Acadia, and they enhance our employees’ overall engagement.

Code of Business Conduct and Ethics

As part of Acadia’s Comprehensive Compliance Program described below, we have adopted the Acadia Pharmaceuticals Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. We will promptly disclose on our website, as required, (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver. In the case of a waiver for an executive officer or a director, the disclosure required under applicable Nasdaq listing standards also will be made available on our website. Acadia requires all employees to comply with its Code of Business Conduct and Ethics and its U.S. Healthcare Compliance Manual, and requires all employees to complete annual training.

Comprehensive Compliance Program

Acadia’s Comprehensive Compliance Program is aligned with (1) the United States Department of Health and Human Services, Office of Inspector General’s April 2003 “Compliance Program Guidance for Pharmaceutical Manufacturers” and (2) the Pharmaceutical Research and Manufacturers of America’s “Code on Interactions with Health Care Professionals.” Acadia’s Comprehensive Compliance Program has been designed to prevent and detect violations of company policy or law through a proactive and comprehensive training and communication approach, an open-door policy to discuss and report any concerns and a comprehensive auditing and monitoring platform. Every Acadia employee reviews and attests to Acadia’s Code of Conduct and Open Door Policy on an annual basis, all new hires go through an extensive compliance onboarding process and the compliance team retrains all commercial field employees regularly throughout the year on rules of engagement, Acadia promotional standards, patient privacy standards and appropriate interactions with both health care professionals and consumer audiences. Acadia’s full library of policies including the Code of Conduct and the Healthcare Compliance Manual as well as directional memos that are always available to all employees. In the event Acadia becomes aware of potential compliance concerns, it will, where appropriate, take steps to investigate the matter, pursue disciplinary action, and/or implement corrective measures to prevent future issues.

Hedging Policy

Our Insider Trading Policy prohibits our officers, directors, and other employees that may be designated from time to time by our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or one or more individuals designated by any such officers from engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions with respect to our stock at any time. Our policy further prohibits such persons from engaging in transactions involving any purchase of our stock on margin, borrowing against our stock held in a margin account or pledge of our stock as collateral for a loan.

The disclosure under the caption “Hedging Policy” is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Insider Trading Arrangements and Policies

We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report. In addition, it is our intent to comply with applicable laws and regulations relating to insider trading.

Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at

ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report.

Proposal 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2023 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Consistent with that preference, our Board is soliciting an advisory vote at the 2026 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the compensation philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to align executive compensation with the Company’s business objectives and corporate performance, to be consistent with current market practices, and to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2027 Annual Meeting of Stockholders.

Advisory approval of this proposal requires a “For” vote from a majority of the votes cast on this matter (excluding abstentions and broker non-votes). Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal. NYSE has advised us that this proposal is considered a “non-routine” matter under NYSE rules and, therefore, if you do not return voting instructions to your broker by its deadline, this will result in a broker non-vote, which will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2

Proposal 3:
Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP was selected by the Audit Committee as our independent registered public accounting firm in March 2015. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Acadia and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from a majority of the votes cast on this matter (excluding abstentions). Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal. We do not anticipate broker non-votes for Proposal 3 because NYSE has advised us that this proposal is considered a “routine” matter under NYSE rules.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2025 and 2024:

	Fiscal Year Ended December 31,
	2025	2024
Audit fees(1)	$1,742,205	$1,701,869
Audit-related fees(2)	100,000	—
Total audit and audit-related fees	$1,842,205	$1,701,869
Tax fees(3)	1,000,098	644,908
Total fees	$2,842,303	$2,346,777

(1)
Represents fees for services rendered for the audit and reviews of our financial statements, including fees related to auditing work for our compliance with Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees for services associated with periodic reports and other documents filed with the SEC, including a consent and other documents issued in connection with such filing.
(2)
Represents fees related to system pre-implementation reviews.
(3)
Represents fees for preparation of federal, state and foreign income taxes and related schedules and calculations.

Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures in place, pursuant to which services proposed to be performed by our independent registered public accounting firm are pre-approved by the Audit Committee. The policies generally provide for pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual service-by-service basis before the independent auditor is engaged to provide each service. The pre-approval of non-audit services also has been delegated to the Chair of the Audit Committee, but each pre-approval decision is reported to the full Audit Committee at its next scheduled meeting. All of the fees above incurred in 2025 and 2024 were approved in accordance with our pre-approval policies and procedures.

The Audit Committee has determined that the rendering of services other than audit services by our independent registered public accounting firm is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 3

PROPOSAL 4:
APPROVAL OF an amendment TO ThE COMPANY’s 2024 EQUITY INCENTIVE PLAN

Our Board is requesting stockholder approval of an amendment to the Acadia Pharmaceuticals Inc. 2024 Equity Incentive Plan (the “2024 Plan”), which was approved by the Board on April 14, 2026, subject to approval by our stockholders at the 2026 Annual Meeting (the “Amendment Effective Date”). We refer to the 2024 Plan, as so amended, as the “Amended 2024 Plan” throughout this proxy statement.

The only material differences between the 2024 Plan and the Amended 2024 Plan are (i) an increase to the maximum number of shares of our common stock issuable under the 2024 Plan by 5,209,670 shares (consisting of 4,975,000 new shares plus 234,670 shares available for future grants under the Acadia Pharmaceuticals Inc. 2024 Inducement Plan (the “2024 Inducement Plan”) as of December 31, 2025, as described in further detail below), (ii) a change to the ratio at which “full value” awards are debited from the share reserve (from 1.49 to 1.59), and (iii) an increase to the maximum number of shares of our common stock issuable through incentive stock options (“ISOs”) granted under the 2024 Plan by 15,629,010 shares.

We are seeking stockholder approval of the Amended 2024 Plan to allow us to continue granting equity awards at levels determined appropriate by our Board or Compensation Committee and thereby enable us to continue to have a competitive equity incentive program to compete with our peer group for key talent.

If this Proposal 4 is approved by our stockholders, the Amended 2024 Plan will become effective as of the date of the 2026 Annual Meeting and as of such date, no additional awards will be granted under the 2024 Inducement Plan. In the event our stockholders do not approve this Proposal 4, the Amended 2024 Plan will not become effective, and the 2024 Plan and the 2024 Inducement Plan will continue in their current forms.

Why You Should Vote to Approve the Amended 2024 Plan

Equity Awards Are an Important Part of Our Compensation Philosophy

Our Board believes that our broad-based equity compensation program is essential to attract, retain and motivate people with the necessary talent and experience and to provide additional incentive to achieve our short- and long-term business objectives. All of our employees participate in our equity compensation programs and we believe that our equity programs create a strong link between our employees and our stockholders’ interests. Equity compensation promotes an employee ownership culture, motivates employees to create stockholder value and, because the awards are typically subject to vesting and other conditions, promotes a focus on long-term value creation. Our Board believes we must continue to offer competitive equity compensation packages in order to attract and motivate the talent necessary for our continued growth and success.

Our Board believes that the shares currently available for future issuance under the 2024 Plan will be insufficient to meet our anticipated retention and recruiting needs. The Amended 2024 Plan will allow us to continue to utilize equity awards as long-term incentives to secure and retain the services of our employees, directors and consultants, consistent with our compensation philosophy and common compensation practices for our industry. Therefore, our Board believes that the Amended 2024 Plan is in the best interests of our business and our stockholders and unanimously recommends a vote in favor of this Proposal 4.

The Size of the Requested Share Increase is Reasonable

Subject to adjustment for certain changes in our capitalization and the Amended 2024 Plan’s share counting provisions, as of the Amendment Effective Date, the aggregate number of shares of our common stock that may be issued through awards granted under the Amended 2024 Plan on or following the Amendment Effective Date will not exceed the number resulting from the following (the “Share Reserve”):

a) 18,885,167 shares, which number is the sum of (i) 4,975,000 shares plus (ii) the number of shares of our common stock available for the grant of new awards under the 2024 Plan (i.e., 13,675,497 shares) and our 2024 Inducement Plan as of December 31, 2025 (i.e., 234,670 shares); less

b) (i) one share of our common stock for every one share that was subject to an Appreciation Award (as defined below) granted under the 2024 Plan after December 31, 2025, and prior to the Amendment Effective Date and (ii) 1.59 shares of our common stock for every one share that was subject to a Full Value Award (as defined below) granted under the 2024 Plan or the 2024 Inducement Plan after December 31, 2025, and prior to the Amendment Effective Date; plus

c) a number of shares of our common stock based on the number of Prior Plans’ Returning Shares (as described below), if any, as such shares become available from time to time.

We currently anticipate that the shares available under the Amended 2024 Plan will be sufficient to meet our expected needs until the 2027 Annual Meeting of Stockholders. However, future circumstances and business needs may dictate a different result. In determining the number of shares to be reserved for issuance under the Amended 2024 Plan, the Board and the Compensation Committee took into account the considerations below.

We Manage Our Equity Use Responsibly

We continue to believe that equity awards such as stock options and other types of awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.

Historic Use of Equity Awards and Outstanding Awards

As of December 31, 2025, the following awards were outstanding and/or available for grant under our equity plans. The 2024 Plan and 2024 Inducement Plan are the only plans under which we can currently grant equity awards. If the Amended 2024 Plan is approved, no additional awards will be granted under the 2024 Inducement Plan as of the Amendment Effective Date.

As of December 31, 2025
Full-value awards (RSUs and PSUs) outstanding	4,269,493
Stock Options outstanding	14,711,453
Weighted average remaining life of stock options	6.2 years
Weighted average exercise price of stock options	$23.91
Shares available for future grants	13,910,167(1)

(1) As of December 31, 2025, there were 13,675,497 shares available for future grants under the 2024 Plan and 234,670 shares available for future grants under the 2024 Inducement Plan.

Fully Diluted Overhang

The following table shows our historical fully diluted overhang percentages for fiscal years 2025, 2024 and 2023.

	As of December 31,
	2025	2024	2023
Fully Diluted Overhang(1)	16.2%	18.1%	15.1%

(1) Fully Diluted Overhang is calculated as (shares available for grant plus shares subject to outstanding equity incentive awards) divided by (common stock outstanding plus shares available for grant plus shares subject to outstanding equity incentive awards).

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2025, 2024 and 2023.

Fiscal Year	2025	2024	2023
Total number of shares of common stock subject to stock options granted	4,157,447	3,874,498	3,157,634
Total number of shares of common stock subject to Full Value Awards granted (or in the case of PSUs, earned)	2,369,608	2,094,341	1,902,612
Weighted-average number of shares of common stock outstanding	168,356,000	165,717,000	163,819,000
Burn Rate(1)	3.88%	3.60%	3.09%

(1) Burn Rate is calculated as (shares subject to options granted plus shares subject to RSUs granted plus shares subject to PSUs earned) divided by weighted average common shares outstanding. The number of PSUs earned in each of the years in the table are 158,471, 629,199, and 459,420 for 2025, 2024, and 2023, respectively. The number of PSUs granted in each of the years in the table are 382,458, 615,743, and 517,290 for 2025, 2024, and 2023, respectively.

The Amended 2024 Plan Combines Compensation and Governance Best Practices

The Amended 2024 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•
No stock option repricing/exchange. Our Board does not have the authority to reprice any outstanding stock option or stock appreciation right by (i) reducing the exercise price of any stock option or stock appreciation right; (ii) canceling any outstanding stock option or stock appreciation right that has an exercise price or strike price in excess of the then-current fair market value in exchange for a new award, cash, and/or other valuable consideration; or (iii) take any other action that is treated as a repricing under generally accepted accounting principles, unless our stockholders have approved such an action within the prior 12 months.
•
Minimum vesting requirements. The Amended 2024 Plan provides that, with limited exceptions, no award will vest until at least 12 months following the date of grant of the award; provided,

however, that up to 5% of the aggregate number of shares that may be issued under the Amended 2024 Plan may be subject to awards which do not meet such vesting requirements.
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No “evergreen” provision; stockholder approval is required for additional shares. The Amended 2024 Plan does not contain an annual “evergreen” provision. The Amended 2024 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.
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Restrictions on dividends. The Amended 2024 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including, but not limited to, any vesting conditions), (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date, if any, such shares are forfeited to or repurchased by us due to a failure to vest, and (iv) in no event shall dividends or dividend equivalents be paid or credited with respect to an Appreciation Award (as described below).
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Fungible share counting. The Amended 2024 Plan contains a “fungible share counting” structure, which increases the rate at which the share reserve is depleted for awards other than stock options and stock appreciation rights in order to minimize stockholder dilution. Specifically, with respect to any shares issued after December 31, 2025, the number of shares of our common stock available for issuance under the Amended 2024 Plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”), and (ii) 1.59 shares for each share issued pursuant to an award that is not an Appreciation Award (a “Full Value Award”). Any shares that return to the share reserve under the Amended 2024 Plan’s share counting provisions will return at these same rates.
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No liberal share counting provisions for Appreciation Awards or Full Value Awards. The following shares will not become available again for issuance under the Amended 2024 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or strike price of an Appreciation Award or the purchase price of a Full Value Award; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an Appreciation Award or a Full Value Award; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or strike price of an Appreciation Award or the purchase price of a Full Value Award; and (iv) in the event that a stock appreciation right is settled in shares, the gross number of shares subject to such award.
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No liberal change in control definition. The change in control definition in the Amended 2024 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Amended 2024 Plan to be triggered.
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No automatic vesting of awards upon a corporate transaction or change in control. The Amended 2024 Plan does not provide for automatic single-trigger vesting of awards upon a corporate transaction or change in control (each, a “Transaction”). Instead, the Amended 2024 Plan provides for the acceleration of awards held by participants whose continuous service has not terminated prior to the Transaction only if the surviving or acquiring corporation (or its parent company) does not assume, continue, or substitute for such awards.
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No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended 2024 Plan must have an exercise price or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

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Awards subject to forfeiture/clawback. Awards granted under the Amended 2024 Plan will be subject to recoupment in accordance with our current Dodd-Frank Clawback Policy (“Clawback Policy”) and any clawback policy that we adopt. Our Clawback Policy provides for a mandatory restatement related clawback in accordance with the Nasdaq requirements. The policy further provides for a discretionary clawback of incentive compensation, whether cash-based or equity-based, which may be discretionary, time-based or performance-based, when an executive officer commits misconduct in connection with a restatement.
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Material amendments require stockholder approval. Consistent with Nasdaq rules, the Amended 2024 Plan requires stockholder approval of any material revisions to the Amended 2024 Plan. In addition, certain other amendments to the Amended 2024 Plan require stockholder approval.

Description of the Amended 2024 Plan

The material features of the Amended 2024 Plan are described below. The following description of the Amended 2024 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2024 Plan. Stockholders are urged to read the actual text of the Amended 2024 Plan in its entirety, which is attached to this proxy statement as Appendix A.

Purpose

The Amended 2024 Plan is designed to secure and retain the services of our employees, non‑employee directors and consultants to provide incentives for such persons to exert maximum efforts for the success of us and our affiliates, and to provide a means by which such persons may be given an opportunity to benefit from increases in the value of our common stock. The Amended 2024 Plan is also designed to align employees’ interests with stockholder interests.

Types of Awards

The terms of the Amended 2024 Plan provide for the grant of ISOs, nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other awards.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization and the Amended 2024 Plan’s share counting provisions, as of the Amendment Effective Date, the aggregate number of shares of our common stock that may be issued through awards granted under the Amended 2024 Plan on or following the Amendment Effective Date will not exceed the number resulting from the following:

a) 18,885,167 shares, which number is the sum of (i) 4,975,000 shares plus (ii) the number of shares of our common stock available for the grant of new awards under the 2024 Plan and our 2024 Inducement Plan as of December 31, 2025; less

b) (i) one share of our common stock for every one share that was subject to an Appreciation Award (as defined below) granted under the 2024 Plan after December 31, 2025, and prior to the Amendment Effective Date and (ii) after application of the fungible share counting ratio described below, 1.59 shares of our common stock for every one share that was subject to a Full Value Award (as defined below) granted under the 2024 Plan or the 2024 Inducement Plan after December 31, 2025, and prior to the Amendment Effective Date; plus

c) a number of shares of our common stock based on the number of Prior Plans’ Returning Shares (as described below), if any, as such shares become available from time to time.

The “Prior Plans’ Returning Shares” are shares of our common stock subject to outstanding stock awards granted under the 2010 Plan, the Acadia Pharmaceuticals Inc. 2023 Inducement Plan (the “2023 Inducement Plan”) or the 2024 Inducement Plan and that following December 31, 2025: (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) are not issued because such stock award or any portion thereof is settled in cash; and (iii) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares.

After December 31, 2025, the number of shares of our common stock available for issuance under the Amended 2024 Plan will be reduced by (i) one share for each share of common stock issued pursuant to an Appreciation Award granted under the Amended 2024 Plan, and (ii) 1.59 shares for each share of common stock issued pursuant to a Full Value Award granted under the Amended 2024 Plan.

After December 31, 2025, the number of shares of our common stock available for issuance under the Amended 2024 Plan will be increased by (i) one share for each Prior Plans’ Returning Share or 2024 Plan Returning Share (as defined below) subject to an Appreciation Award; and (ii) 1.59 shares for each Prior Plans’ Returning Share or 2024 Plan Returning Share subject to a Full Value Award.

The “2024 Plan Returning Shares” are shares of our common stock that are issued through an award under the 2024 Plan and subsequently forfeited back to or repurchased by us because of a failure to meet a contingency or condition required for the vesting of such shares.

The following actions will not result in an issuance of shares of our common stock under the Amended 2024 Plan and accordingly will not reduce the number of shares of our common stock available for issuance under the Amended 2024 Plan: (i) the expiration or termination of any portion of an award granted under the Amended 2024 Plan without the shares covered by such portion of the award having been issued; or (ii) the settlement of any portion of an award granted under the Amended 2024 Plan in cash.

The following shares of our common stock will not become available again for issuance under the Amended 2024 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy (1) the exercise or strike price of an Appreciation Award or (2) the purchase price of a Full Value Award; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an Appreciation Award or a Full Value Award; (iii) any shares repurchased by us on the open market with the proceeds of (1) the exercise or strike price of an Appreciation Award or (2) the purchase price of a Full Value Award; and (iv) in the event that a stock appreciation right is settled in shares of our common stock, the gross number of shares of our common stock subject to such award.

Eligibility

All of our (including our affiliates’) employees, directors and consultants are eligible to participate in the Amended 2024 Plan and may receive all types of awards other than ISOs. ISOs may be granted under the Amended 2024 Plan only to our (including our affiliates’) employees. As of December 31, 2025, we (including our affiliates) had approximately 798 employees, eight non-employee directors and approximately 133 consultants.

Administration

Our Board or a duly authorized committee of our Board (in each case referred to in this Proposal 4 as the “Plan Administrator”) will administer the Amended 2024 Plan. Our Board may also delegate to one or more persons or bodies the authority to do one or more of the following: (i) designate recipients (other than officers) of specified awards, provided that no person or body may be delegated authority to grant an award to themself; (ii) determine the number of shares subject to such award; and (iii) determine the terms of such awards. Under the Amended 2024 Plan, our Board will have the authority to determine award recipients, grant dates, the number and type of awards to be granted, the applicable fair market value and the provisions of each award, including the period of exercisability and the vesting schedule applicable to an award.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid, as applicable, by us to any individual for service as a non-employee director with respect to any period commencing on the date of our annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of our annual meeting of stockholders for the next subsequent year, including awards granted under the Amended 2024 Plan and cash fees paid by us to such non-employee director, will not exceed (i) $1,000,000 in total value or (ii) in the event such non-employee director is first appointed or elected to our Board during such period, $1,250,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

No Repricing Without Stockholder Approval

Under the Amended 2024 Plan, unless our stockholders have approved such an action within 12 months prior to such an event, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by (i) reducing the exercise or strike price of the stock option or stock appreciation right, (ii) canceling any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for (1) a new award under the Amended 2024 Plan or our other equity plans, covering the same or a different number of shares of our common stock, (2) cash, and/or (3) other valuable consideration (as determined by the Plan Administrator), or (iii) taking any other action that would be treated as a repricing under generally accepted accounting principles.

Minimum Vesting Requirements

Except as described in “Transactions” below (and excluding, for this purpose, any (i) substitute awards, (ii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, or (iii) any awards delivered in lieu of fully-vested cash-based awards under the 2024 Plan (or other fully-vested cash awards or payments)), no equity-based award may vest (and/or, if applicable, be exercisable) until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the Share Reserve may be subject to awards that do not meet such vesting (and/or, if applicable, exercisability) requirements and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Plan Administrator’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

Dividends and Dividend Equivalents

The Amended 2024 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award other than an option or stock appreciation right, as determined by the Plan Administrator and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest, and (iv) in no event will dividends or dividend equivalents be paid or credited with respect to an Appreciation Award.

Stock Options

Stock options may be granted under the Amended 2024 Plan pursuant to stock option agreements. The Amended 2024 Plan permits the grant of stock options that are intended to qualify as ISOs, and NSOs.

The exercise price of a stock option granted under the Amended 2024 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the Amended 2024 Plan may not exceed ten years from the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years from the date of grant. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 4 as “continuous service”) terminates (other than for cause (as defined in the Amended 2024 Plan) or the participant’s death or disability (as defined in the Amended 2024 Plan)), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability, the participant may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s death (or the participant dies within a specified period following termination of such participant’s continuous service), the participant’s beneficiary may exercise any vested stock options for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause, all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if a participant’s continuous service terminates for any reason other than for cause and, at any time during the applicable post-termination exercise period, the exercise of the stock option would be prohibited by applicable laws or the sale of any common stock received upon such exercise would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2024 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in any other legal consideration acceptable to the Plan Administrator.

Stock options granted under the Amended 2024 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2024 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the Amended 2024 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the Amended 2024 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. Options may not be transferred to a third-party financial institution without stockholder approval.

Limitations on Incentive Stock Options

In accordance with current federal tax laws, the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:

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the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and
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the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs granted under the Amended 2024 Plan or the prior version of the 2024 Plan is 61,679,010 shares.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2024 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The term of stock appreciation rights granted under the Amended 2024 Plan may not exceed ten years from the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the Amended 2024 Plan.

Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2024 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Amended 2024 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards

The Amended 2024 Plan allows us to grant performance awards. A performance award is an award that may vest or may be exercised, or that may become earned and paid, contingent upon the attainment of certain performance goals during a performance period. A performance award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator in its discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Plan Administrator may determine that cash may be used in payment of performance awards.

Performance goals under the Amended 2024 Plan will be established by our Board for a performance period. The performance criteria used to establish such goals may be based on any one of, or combination of, the following as determined by our Board: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by a committee comprised solely of non-employee directors; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in, or specified increases in, the fair market value of our common stock; (x) the growth in the value of an investment in our common stock; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xii) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest); (xiii) total stockholder return; (xiv) return on assets or net assets; (xv) return on sales; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) gross or net profit margin; (xix) cost reductions or savings; (xx) productivity; (xxi) operating efficiency; (xxii) working capital; (xxiii) market share; (xxiv) customer satisfaction; (xxv) workforce diversity; (xxvi) results of clinical trials; (xxvii) acceptance of a new drug application by a regulatory body; (xxviii) regulatory body approval for commercialization of a product; (xxix) regulatory body approval of additional indications or improved labeling for an already-approved product; (xxx) launch of a new drug; (xxxi) completion of out-licensing, in-licensing or disposition of product candidates or other acquisition or disposition projects; (xxxii) successful completion of a financing; (xxxiii) maintenance and enhancement of investor base; and (xxxiv) other measures of performance selected by our Board.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized to make appropriate adjustments in the method of calculating the attainment of the performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (xii) to make other appropriate adjustments selected by our Board.

In addition, the Plan Administrator retains the discretion to define the manner of calculating the performance criteria it selects to use for a performance period and to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goal.

Other Awards

The Plan Administrator will be permitted to grant other forms of awards valued in whole or in part by reference to, or otherwise based on, our common stock. The Plan Administrator will have sole and complete discretion to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of our common stock under the award (or its cash equivalent) and all other terms and conditions of such other awards.

Clawback Policy

All awards granted under the Amended 2024 Plan will be subject to recoupment in accordance with (i) our Clawback Policy, as amended from time to time, (ii) any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable law, and (iii) any other clawback policy that we adopt. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Our Clawback Policy provides for a mandatory restatement related clawback in accordance with the Nasdaq requirements. The Clawback policy further provides for a discretionary clawback of incentive compensation, whether cash-based or equity-based, which may be discretionary, time-based or performance-based, when an executive officer commits misconduct in connection with a restatement.

Capitalization Adjustments

In the event of certain capitalization adjustments, the Plan Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of our common stock subject to the Amended 2024 Plan; (ii) the class(es) and maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of shares of our common stock and the exercise, strike or purchase price per share of our common stock subject to outstanding awards.

In addition, in the event of any such capitalization adjustment or in the event of a Transaction (as described below), the Plan Administrator may provide in substitution for any or all outstanding awards such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances.

Transactions

For purposes of this Proposal 4, the term “Transaction” will mean a corporate transaction or a change in control. In the event of a Transaction, unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Plan Administrator at the time of grant, if the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full to a date prior to the effective time of the Transaction (contingent upon the effectiveness of the Transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the Transaction) and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the Transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction. With respect to the vesting of performance awards that will accelerate upon the occurrence of a Transaction pursuant to subsection (i) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the award agreement or unless otherwise provided by the Board, the vesting of such performance awards will accelerate upon the occurrence of the Transaction at the greater of (x) 100% of the target level of performance and (y) the actual level of performance measured in accordance with the applicable performance goals as of the Transaction (contingent upon the closing of completion of the Transaction).

In the event of a Transaction, unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Plan Administrator at the time of grant, any awards outstanding under the Amended 2024 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the award may be assigned to the successor (or its parent company).

In the event an award will terminate if not exercised prior to the effective time of a Transaction, the Plan Administrator may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of common stock in connection with the Transaction, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.

Under the Amended 2024 Plan, a “corporate transaction” generally means the consummation of any one or more of the following events: (i) a sale or other disposition of all or substantially all of our assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction where we do not survive the transaction; or (iv) a merger, consolidation or similar transaction where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Under the Amended 2024 Plan, a “change in control” generally means the occurrence of any one or more of the following events: (i) the acquisition by any person, entity or group of our securities representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) a consummated merger, consolidation or similar transaction in which our stockholders immediately before such transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets, other than to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (iv) when a majority of our Board becomes comprised of individuals who were not serving on our Board on the date the 2024 Plan was originally adopted by our Board (the “incumbent board”), or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendments and Termination

Our Board has the authority to amend, suspend or terminate the Amended 2024 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board originally adopted the 2024 Plan. No awards may be granted under the Amended 2024 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2024 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of an award under the Amended 2024 Plan.

The Amended 2024 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions and limitations of Section 162(m) of the Code and the satisfaction of our tax reporting obligations. Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the Amended 2024 Plan will be subject to the deduction limit under Section 162(m) of the Code.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the option over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder’s capital gain holding period for those shares will begin on that date. We generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The Amended 2024 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which are referred to as the required ISO holding periods, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be a long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required ISO holding periods, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be a short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required ISO holding periods. If there is a disqualifying disposition of a share, however, we generally will be entitled to a tax deduction in an amount equal to the taxable ordinary income realized by the optionholder, provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days after such recipient’s receipt of the restricted stock award, to recognize ordinary income, as of the date the recipient receives the restricted stock award, equal to the excess, if any, of the fair market value of the stock on the date the restricted stock award is granted over any amount paid by the recipient in exchange for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. We generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the shares are delivered to the participant in an amount equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If a restricted stock unit award is subject to Section 409A of the Code, the shares subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability, or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid, if any, for such shares plus any ordinary income recognized when the stock is delivered. We generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the date of grant, the recipient will recognize ordinary income equal to the fair market value of stock or cash received upon such exercise. If the recipient is employed by us or one of our affiliates, that income will be subject to withholding taxes. We generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Plan Benefits under Amended 2024 Plan

The awards, if any, that will be made to eligible persons under the Amended 2024 Plan are subject to the discretion of the Plan Administrator. Therefore, the Company currently cannot determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors, and employees under the Amended 2024 Plan. We do not presently have any current plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares under the Amended 2024 Plan, except as set forth below with respect to non-employee directors.

Awards granted under the Amended 2024 Plan to our non-employee directors are not subject to set benefits or amounts under the terms of the Amended 2024 Plan itself. However, our director compensation policy provides for certain equity award grants to our non-employee directors. For additional information regarding our current compensation program for non-employee directors, please see information below in the section entitled “Director Compensation.”

Awards Granted under the 2024 Plan

The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of our common stock subject to awards that have been granted under the 2024 Plan as of December 31, 2025.

Name and Position	Number of Shares (#)
Catherine Owen Adams Chief Executive Officer	955,206
Mark C. Schneyer Executive Vice President, Chief Financial Officer	330,078
Jennifer J. Rhodes Executive Vice President, Chief Legal Officer and Secretary	316,168
Elizabeth H.Z. Thompson Executive Vice President, Head of Research and Development	705,196
Tom Garner Executive Vice President, Chief Commercial Officer	441,306
All current executive officers as a group	2,747,953
All current directors who are not executive officers as a group	347,997
All employees, including current officers who are not executive officers, as a group	7,839,146
Each nominee for election as a director:
James M. Daly	47,246
Edmund P. Harrigan, M.D.	47,246
Adora Ndu, Pharm.D., J.D.	47,246
Each associate of any current executive officers, current directors or director nominees	N/A
Each other person who received or is to receive 5% of awards	N/A
All current employees who are not executive officers as a group	7,839,146

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2025, with respect to all of our equity compensation plans in effect on that date:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(4)
Equity compensation plans approved by stockholders(1)	17,083,111	$24.24	14,969,363
Equity compensation plans not approved by stockholders(2)	2,160,055	$18.70	234,670
Total	19,243,166	$23.71	15,204,033

(1)
Includes our 2004 Plan, our Amended and Restated 2010 Equity Incentive Plan (“2010 Plan”), the 2024 Plan and our 2004 Employee Stock Purchase Plan (the “ESPP”). Amounts reported in column (a) includes outstanding PSUs at maximum value. 1,293,866 shares under column (c) are attributable to our ESPP.
(2)
Includes our 2023 Inducement Plan and our 2024 Inducement Plan.
(3)
The weighted average exercise price excludes RSUs and PSUs, which have no exercise price.
(4)
The shares of common stock subject to outstanding stock awards granted under the 2010 Plan or the 2023 Inducement Plan and that (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued, (ii) are not issued because such stock award or any portion thereof is settled in cash, and (iii) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, will be added back to the shares of common stock available for issuance under the 2024 Plan. We no longer make grants under our 2004 Plan, our 2010 Plan or our 2023 Inducement Plan, and, if this Proposal 4 is approved by our stockholders at the Annual Meeting, we will no longer make grants under our 2024 Inducement Plan as of the date of such approval.

2023 and 2024 Inducement Plans

The Board adopted the Acadia Pharmaceuticals Inc. 2023 Inducement Plan in February 2023 and the Acadia Pharmaceuticals Inc. 2024 Inducement Plan in September 2024, in each case without stockholder approval pursuant to Rule 5635(c) of the Nasdaq Listing Rules. We no longer make grants under our 2023 Inducement Plan and, if this Proposal 4 is approved by our stockholders at the Annual Meeting, we will no longer make grants under our 2024 Inducement Plan as of the date of such approval.

The 2024 Inducement Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and other stock-related awards.

Stock awards granted under the 2023 Inducement Plan could, and stock awards granted under the 2024 Inducement Plan may, only be made to individuals who did not previously serve as employees or non-employee directors of the Company or an affiliate of the Company (or following such individuals’ bona fide period of non-employment with the Company or any affiliate of the Company), as an inducement material to the individuals’ entering into employment with the Company or an affiliate of the Company or in a manner otherwise permitted by Rule 5635(c) of the Nasdaq Listing Rules. In addition, stock awards must be approved by either a majority of the Company’s “independent directors” (as such term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules) or the Compensation Committee, provided such committee comprises solely independent directors. The terms of the 2023 Inducement Plan were otherwise substantially similar to our 2010 Plan, and the terms of the 2024 Inducement Plan are otherwise substantially similar to the 2024 Plan, in each case, including with respect to the treatment of stock awards upon corporate transactions involving us or certain changes in our capitalization.

The maximum number of shares of Company common stock that may be issued under the 2024 Inducement Plan is 2,400,000, subject to approval by our stockholders of this Proposal 4 at the Annual Meeting, where, upon such approval, no further awards may be issued under the 2024 Inducement Plan. All shares that remained eligible for grant under the 2023 Inducement Plan at the time of approval of the 2024 Plan were transferred to the 2024 Plan. Shares subject to stock awards granted under the 2023 Inducement Plan and, prior to approval by our stockholders of this Proposal 4 at the Annual Meeting, the 2024 Inducement Plan that expire or terminate without being exercised in full, that are forfeited back to the Company because of the failure to meet a contingency or condition required to vest, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2024 Plan and the 2024 Inducement Plan, respectively. In addition, any shares tendered by a participant or withheld by the Company to cover withholding taxes on any type of stock award or to cover the exercise price of a stock option, or related to the net settlement of a stock appreciation right, or shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be available for awards under the 2024 Inducement Plan.

To be approved, the Amended 2024 Plan must receive “For” votes from the holders of a majority of votes cast on the proposal, voting virtually or by proxy at the meeting. Abstentions are not treated as votes cast and, therefore, will have no effect. NYSE has advised us that Proposal 4 (Amended 2024 Plan Proposal) is considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. Broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 17, 2026 (the “Measurement Date”), by: (i) each of our directors and nominees for director, (ii) each of our Named Executive Officers (as defined below), (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and/or a review of Schedules 13D and 13G, if any. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 170,494,613 shares outstanding on the Measurement Date, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to (i) the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before April 17, 2026, which is 60 days after the Measurement Date, and (ii) the vesting of restricted stock units that will vest between the Measurement Date and April 17, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or restricted stock units for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Holders:
Baker Bros. Advisors LP(2)	43,356,806	25.4%
Blackrock Inc.(3)	19,878,746	11.7%
The Vanguard Group(4)	13,396,009	7.9%
Directors and Named Executive Officers:
Julian C. Baker(5)	43,356,806	25.4%
Stephen R. Biggar(6)	43,253,930	25.4%
Laura A. Brege(7)	141,527	*
James M. Daly(8)	111,723	*
Elizabeth A. Garofalo(9)	95,600	*
Edmund P. Harrigan(10)	198,973	*
Adora Ndu(11)	76,226	*
Jonathan Poole(12)	-	*
Catherine Owen Adams(13)	235,975	*
Thomas Garner(14)	78,616	*
Jennifer Rhodes(15)	109,264	*
Mark C. Schneyer(16)	333,709	*
Elizabeth Thompson(17)	164,804	*
All current directors and executive officers as a group (13 persons)(18)	45,031,155	26.2%

* Less than one percent.

(1)
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130.

(2)
The shares of common stock reported to us as beneficially owned by Baker Bros. Advisors LP (the “Adviser”) includes (i) 3,546,939 shares directly held by 667, L.P. (“667”), (ii) 102,876 shares beneficially owned by Julian C. Baker, (iii) 102,876 shares owned by Felix J. Baker, (iv) 39,254,169 shares directly held by Baker Brothers Life Sciences LP (“BBLS” and together with 667, the “Funds”), (v) 126,432 shares issuable to Julian C. Baker upon the exercise of stock options exercisable within 60 days of the Measurement Date, (vi) 127,932 shares issuable to Stephen R. Biggar upon the exercise of stock options exercisable within 60 days of the Measurement Date, (vii) 27,500 shares held by Stephen R. Biggar as a result of exercising stock options awarded for services as a director, (viii) 34,041 shares held by Julian C. Baker following the vesting and settlement of restricted stock units awarded for services as a director, and (ix) 34,041 shares held by Stephen R. Biggar following the vesting and settlement of restricted stock units awarded for services as a director. This amount does not include an aggregate of 489,269 shares issuable upon the exercise of prefunded warrants held by the Funds, 1,569 shares issuable upon the exercise of prefunded warrants held by Julian C. Baker, 1,569 shares issuable upon the exercise of prefunded warrants held by Felix J. Baker, and 734 shares issuable upon the exercise of prefunded warrants held by FBB3 LLC, all of which are subject to a 19.99% beneficial ownership limitation. As a result of this beneficial ownership limitation none of the prefunded warrants are exercisable. Pursuant to management agreements, as amended, among the Adviser, the Funds and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments, and thus may be deemed to beneficially own all shares held by the Funds. Baker Bros. Advisors (GP) LLC (the “Adviser GP”) is the sole general partner of the Adviser and thus may be deemed to beneficially own all shares held by the Adviser and the Funds. Julian C. Baker and Felix J. Baker have voting and investment power over the shares held by each of the Funds as managing members of the Adviser GP, and thus may be deemed beneficially own the shares held by the Funds. Dr. Biggar is a full-time employee of the Adviser and currently serves on the Board of Directors of the Company as a representative of the Funds. Pursuant to the policies of the Adviser, Julian C. Baker and Dr. Biggar do not have a right to any of the Company’s securities issued as compensation for their service on the Board of Directors and the Funds are entitled to an indirect proportionate pecuniary interest in such securities. The Funds each own an indirect proportionate pecuniary interest in such securities. Solely as a result of their ownership interest in (i) the general partners of the Funds and (ii) the Funds, Felix J. Baker and Julian C. Baker may be deemed to have an indirect pecuniary interest in the shares of common stock, stock options, common stock issued upon exercise of stock options, restricted stock units and common stock received upon vesting of restricted stock units issued as compensation for such board service. Pursuant to the policies of the Adviser, the Adviser has voting and dispositive power over the stock options, restricted stock units and any common stock received as a result of the exercise of stock options or vesting of restricted stock units. Julian C. Baker, Felix J. Baker, Stephen R. Biggar, the Adviser and the Adviser GP disclaim beneficial ownership of all shares held by the Funds, except to the extent of their indirect pecuniary interest therein. The address for Julian C Baker, Felix J. Baker, the Adviser and the Adviser GP is 860 Washington Street, 3rd Floor, New York, New York 10014. This information is based on the most recent Schedule 13D and Form 4 filed on behalf of the Advisor, information supplied by Stephen R. Biggar and Julian C. Baker, and our records relating to current outstanding stock options and restricted stock units.
(3)
The address for Blackrock Inc. is 50 Hudson Yards, New York, NY 10001. This information is based on its most recently filed Schedule 13G.
(4)
The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This information is based on its most recently filed Schedule 13G.
(5)
Includes securities described in note 2 above. Mr. Baker disclaims beneficial ownership of all shares held by the Adviser GP, the Adviser and the Funds, except to the extent of his indirect pecuniary interest therein.
(6)
Includes securities described in note 2 above, exclusive of the 102,876 shares owned directly by Julian C. Baker. Dr. Biggar is an employee of the Adviser but disclaims beneficial ownership of any securities held by the Funds. Additionally, pursuant to an agreement between Dr. Biggar and the Adviser, Dr. Biggar disclaims beneficial ownership of any stock options, restricted stock units and any common stock received as a result of the exercise of stock options or vesting of restricted stock units granted to him for services he performs as an employee of the Adviser.
(7)
Includes (a) 15,095 shares owned by Ms. Brege, and (b) 126,432 shares issuable to Ms. Brege upon the exercise of stock options exercisable within 60 days of the Measurement Date.
(8)
Includes (a) 4,041 shares owned by Mr. Daly, and (b) 107,682 shares issuable to Mr. Daly upon the exercise of stock options exercisable within 60 days of the Measurement Date.
(9)
Includes (a) 25,382 shares owned by Dr. Garofalo, and (b) 70,218 shares issuable to Dr. Garofalo upon the exercise of stock options exercisable within 60 days of the Measurement Date.
(10)
Includes (a) 35,041 shares owned by Dr. Harrigan, and (b) 163,932 shares issuable to Dr. Harrigan upon the exercise of stock options exercisable within 60 days of the Measurement Date.
(11)
Includes (a) 24,801 shares owned by Dr. Ndu, and (b) 51,425 shares issuable to Dr. Ndu upon the exercise of stock options exercisable within 60 days of the Measurement Date.
(12)
Mr. Poole was appointed to the Board on March 3, 2026.

(13)
Includes (a) 212,466 shares issuable to Ms. Owen Adams upon the exercise of stock options exercisable within 60 days of the Measurement Date and (b) 23,509 shares issuable to Ms. Owen Adams upon the vesting of restricted stock units within 60 days of the Measurement Date.
(14)
Includes 78,616 shares issuable to Mr. Garner upon the exercise of stock options exercisable within 60 days of the Measurement Date
(15)
Includes (a) 7,609 shares owned by Ms. Rhodes, (b) 94,140 shares issuable to Ms. Rhodes upon the exercise of stock options exercisable within 60 days of the Measurement Date and (c) 7,515 shares issuable to Ms. Rhodes upon the vesting of restricted stock units within 60 days of the Measurement Date.
(16)
Includes (a) 53,338 shares owned by Mr. Schneyer, (b) 266,957 shares issuable to Mr. Schneyer upon the exercise of stock options exercisable within 60 days of the Measurement Date and (c) 13,414 shares issuable to Mr. Schneyer upon the vesting of restricted stock units within 60 days of the Measurement Date.
(17)
Includes (a) 158,089 shares issuable to Dr. Thompson upon the exercise of stock options exercisable within 60 days of the Measurement Date and (b) 6,715 shares issuable to Dr. Thompson upon the vesting of restricted stock units within 60 days of the Measurement Date.
(18)
Includes securities described in notes 5 through 17.

Executive Compensation –
Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of the Board of Directors, which consists entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, to administer stock plans, and to review and recommend to the full Board of Directors for approval all compensation decisions relating to executive officers. Our named executive officers and their relevant positions for the fiscal year ended December 31, 2025 were:

•
Catherine Owen Adams, our Chief Executive Officer and Principal Executive Officer;
•
Mark C. Schneyer, our Executive Vice President, Chief Financial Officer and Principal Financial Officer;
•
Jennifer J. Rhodes, our Executive Vice President, Chief Legal Officer and Corporate Secretary;
•
Elizabeth H.Z. Thompson, our Executive Vice President, Head of Research and Development; and
•
Thomas Garner, our Executive Vice President, Chief Commercial Officer.

Executive Compensation Objectives and Philosophy

The Company’s executive compensation policies are designed to:

•
align executive compensation with business objectives and corporate performance;
•
attract and retain executive officers who contribute to the Company’s long-term success;
•
reward and motivate executive officers who contribute to operating and financial performance; and
•
link executive officer compensation and stockholder interests through the grant of long-term incentives.

The Compensation Committee believes that compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should encourage and reward performance as measured against pre-established goals. The Compensation Committee evaluates both performance and compensation to make sure that compensation provided to executives of the Company remains competitive relative to compensation paid by companies of similar size and stage of development operating in the biotechnology and pharmaceutical industry, taking into account the Company’s relative performance and strategic goals. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation but views each element as related but distinct.

The Compensation Committee’s philosophy is anchored by its strong pay-for-performance orientation and alignment with stockholder interests, based on the following beliefs.

•
“At-risk” compensation focuses executives on achievement of short- and long-term goals. The Company’s executive compensation program is primarily performance-based,

for both short-term incentives (i.e., annual cash bonuses) and long-term incentives (i.e., equity awards). In 2025, most of the direct compensation (i.e., base salary, regular annual cash incentives and the grant date fair market value of equity awards, in each case as reflected in the 2025 Summary Compensation Table) of our CEO and of the other named executive officers on average was variable (approximately 89% and 69%, respectively), based on performance and/or our stock price. Compared to 2024, the variable component of compensation for the other named executive officers was lower in 2025 because Mr. Garner did not receive any annual equity award, as he received a new hire award in December 2024.

•
Short-term cash incentives should be based on objective, measurable goals to drive the achievement of strong annual performance. For 2025, under the annual cash incentive program, our CEO was eligible for a target bonus of 80% of base salary, and the other named executive officers were eligible for target bonuses of 50% of base salary. Under this program, if the threshold, or minimum, performance level of a particular goal is not achieved, there is no payout. If a particular goal is achieved at only a threshold performance level, 75% (or 50% in the case of sales goals) of the target bonus is payable, and if such goal is achieved at the outperform (i.e., highest) level, a maximum of 150% (or 200% in the case of sales goals) of the target bonus is payable, with an overall cash incentive payout cap of 150% of target. In 2025, the Compensation Committee included in the annual cash incentive opportunity for each of our named executive officers, except the CEO, a component based on the named executive officer’s individual performance to incentivize achievement of goals that are critical to the Company’s success. Each such named executive officer’s annual cash incentive opportunity for 2025 was weighted 20% for the individual performance component and 80% for the corporate performance component. The CEO’s bonus continued to be based solely on corporate performance. Consistent with our pay-for-performance philosophy, based on our results for 2025, the corporate performance portion of the annual cash incentives were paid out at 110% of target, and the individual performance portion of the annual cash incentives were paid out at a range of 115% to 135% of target.
•
Performance stock units reward executives for long-term performance. The performance stock units (“PSUs”) granted prior to 2024 become vested only upon the determination by the Compensation Committee that specific, and difficult to attain, long-term commercial, clinical, regulatory and business development objectives have been achieved. As of December 31, 2025, none of the PSUs granted in 2020 were earned over the 2020-25 performance period and all such PSUs expired. In September 2025, the Compensation Committee determined that a NUPLAZID net product sales goal was achieved in 2025 with respect to the PSUs granted in 2023. Such achievement earned a total of three (3) points towards the performance measurement, resulting in the vesting of 25% of the number of target performance awards. NUPLAZID net product sales goal achieved was exceeding $650.0 million in a trailing four (4) quarter period. NUPLAZID net product sales during the four (4) quarter period ended June 30, 2025 was approximately $650.3 million. Additional points may be earned with respect to the 2023 PSUs for achieving higher NUPLAZID net product sales and DAYBUE net product sales, consistent with the Company’s policy to reward executives for long-term performance. In 2025, PSUs represented 25% of our CEO’s and all other named executive officers’ annual equity grant value. The PSUs granted in 2025 vest based on the Company’s relative total stockholder return (“TSR”), consistent with the PSUs granted to our named executive officers in 2024. See “Long-Term Incentives – PSUs”.
•
Stock options are inherently performance-based, as executives realize value only if there is stock price appreciation and such appreciation is maintained through the applicable vesting and exercise dates. Time-based stock options represented 50% of our CEO’s and all other named executive officers’ annual grant value in 2025.
•
Restricted stock units are part of a balanced portfolio of equity awards. Consistent with stockholder feedback, time-based restricted stock units (“RSUs”) were included as part of the equity program and represented 25% of our CEO’s and all other named executive officers’ annual grant value in 2025.

Company Performance in 2025

The Company experienced both successes and challenges in 2025. While the Company had strong performance on its research and development objectives, including completing or advancing enrollment in late stage clinical trials, initiating three additional late stage studies, and completing investigational new drug application activities in three early stage programs, and met its operational expense and people and performance goals, it did not meet its net product sales targets for NUPLAZID or DAYBUE. The Company did not achieve its 2025 NUPLAZID net product sales target, despite strong operational performance, due to the one-year impact of the Inflation Reduction Act (IRA) adjustment. Net revenues increased 9% compared to 2024, reflecting strong growth in net product sales of both NUPLAZID and DAYBUE.

The Company’s annualized TSR was 46% for the one-year period ending December 31, 2025, which ranked slightly above the median of its company-selected 2025 peer group. The Compensation Committee believes that the Company is well-positioned to execute on its long-term objectives, including maximizing the profitability of NUPLAZID and DAYBUE, completing ongoing and planned clinical trials, and continuing to invest in its pipeline through business development. Of particular significance is the Company’s ability to generate positive cash flow from operations to fund further growth, having ended 2025 with approximately $820.0 million in cash, cash equivalents, and investment securities.

Stockholder Engagement

As part of the Compensation Committee’s annual review of the executive compensation program, it considers the outcome of the annual advisory vote of stockholders. At the 2025 Annual Meeting, approximately 98% of the votes cast on the “say-on-pay” proposal were in favor of the compensation of the Company’s named executive officers in 2024. Despite the high approval rating, the Compensation Committee continues to value stockholder feedback. Through an open and ongoing dialogue with stockholders, we ensure that diverse perspectives are considered in our decision-making process.

Positive Pay Practices

The Company’s executive compensation program reflects several positive pay governance practices, as follows:

What We Do	What We Don’t Do

✓ Grant compensation that is primarily at-risk and tied to performance	× Allow hedging or pledging of Company equity
✓ Subject short- and long-term incentive compensation to measurable and rigorous goals	× Reprice stock options
✓ Use an independent compensation consultant	× Provide excessive perquisites
✓ Cap annual cash incentive payments and relative TSR PSUs at 150% of target (and cap operating goal PSUs granted before 2024 at 200% of target)	× Provide supplemental executive retirement plans
✓ Structure compensation to avoid excessive risk taking	× Pay excise tax gross-ups on change in control payments
✓ Provide competitive compensation that is compared against an industry peer group	× Provide automatic “single trigger” change in control payments
✓ Have rigorous stock ownership guidelines	× Provide excessive severance benefits
✓ Have a “clawback” policy that covers cash and equity incentive awards (time- and performance-based)

Determining Executive Compensation

Peer Group and Market Data

General. The Compensation Committee uses a peer group developed in coordination with an independent compensation consulting firm to assist it in understanding market factors, including the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at comparable companies. The Compensation Committee looks to the peer group of companies, as well as the broader market, as a baseline for executive compensation decisions. Generally, the committee targets executive officer compensation at the median relative to compensation provided by the companies in the peer group, while also taking into account a broad array of factors, including the experience level of the executives in their current positions, the overall financial and strategic performance of the Company during the year and the performance and contribution of each executive officer during the year relative to individual, pre-defined goals and objectives.

2025 Peer Group. In 2024, the Compensation Committee engaged an independent compensation consulting firm, FW Cook, to assist it with the development of an updated peer group to reference for 2025 compensation. The following changes were made to the peer group: Catalyst Pharmaceuticals, Dynavax Technologies, Harmony Biosciences, Ironwood Pharmaceuticals and Rhythm Pharmaceuticals were added, and Sarepta Therapeutics was removed. Sarepta Therapeutics was not included in the updated peer group because it was outside the size criteria (i.e., market capitalization was too high). In establishing the peer group for 2025, the Compensation Committee considered potential peer companies’

stage of development and size (especially market capitalization) relative to Acadia. The resulting peer group used for 2025 compensation decisions consisted of:

Alkermes	Intra-Cellular Therapies
Amicus Therapeutics	Ionis Pharmaceuticals
Apellis Pharmaceuticals	Ironwood Pharmaceuticals
Axsome Therapeutics	Jazz Pharmaceuticals
Biocryst Pharmaceuticals	Neurocrine Biosciences
Blueprint Medicines	Pacira BioSciences
Catalyst Pharmaceuticals	PTC Therapeutics
Corcept Therapeutics	Rhythm Pharmaceuticals
Dynavax Technologies	Sage Therapeutics
Exelixis	Supernus Pharmaceuticals
Harmony Biosciences	Ultragenyx
Insmed

When the 2025 peer group was selected in August 2024, Acadia’s market capitalization of approximately $2.6 billion was at the 40th percentile of the peer group when measuring the peers over the last fiscal year on average (to align with their most recent compensation disclosure).

In the fall of 2025, with the assistance of FW Cook, the Compensation Committee approved an updated peer group to be used as context for 2026 compensation decisions. The following changes were made to the peer group: BioCryst Pharmaceuticals, Dynavax Technologies, Ironwood Pharmaceuticals, Pacira BioSciences, and Sage Therapeutics were removed, and BridgeBio Pharma and Madrigal Pharmaceuticals were added.

The updated peer group results in a peer group with the Company’s market capitalization of $4.3 billion at the time slightly below the median and revenue was slightly below the upper quartile.

Performance Evaluation

Historically, our CEO has evaluated the performance of the other executive officers on an annual basis and made recommendations to the Compensation Committee with respect to salary adjustments, bonuses and equity awards. For 2025, our CEO provided guidance to the Compensation Committee on the Company’s achievement of corporate goals, based on her discussions with senior management. The Compensation Committee exercises its discretion in determining recommendations to the Board for salary adjustments and discretionary cash and equity awards for executive officers. Our CEO did not participate in, and was not present during, any deliberations or determinations of the Compensation Committee regarding her compensation or her performance.

Elements of Executive Compensation

Compensation for executives consists of four principal components: base salary, potential annual incentive bonus, long-term incentives, and post-employment compensation. Changes to these components have been generally determined and made or paid, as appropriate, in the winter of each year.

Base Salary

We provide a base salary to each of our executive officers in order to provide a stable means of cash compensation designed to provide competitive compensation that reflects the contributions and skill levels of each executive officer. As a general matter, the base salary for each executive is initially established through arm’s-length negotiation at the time of hire, taking into account such executive’s qualifications, experience, prior salary (if available), and competitive market salary information for similar positions in the biotechnology industry. Base salaries of executives are reviewed annually and any adjustment is determined by an assessment of corporate performance, the performance of each executive officer against his or her individual job and functional area’s responsibilities including where appropriate, the impact of such performance on the Company’s business results, the financial position of the Company, and competitive market conditions for executive compensation for similar positions. For 2024, base salaries were increased as follows, with adjustments for Mr. Schneyer and Ms. Rhodes reflecting shortfalls from median:

Name	2024 Salary	2025 Salary	% Increase
Catherine Owen Adams	$900,000	$936,000	4%
Mark C. Schneyer	$524,570	$550,800	5%
Jennifer J. Rhodes	$515,000	$543,540	6%
Elizabeth H.Z. Thompson	$630,000	$650,790	3%
Thomas Garner	$525,000	$525,000	0%

Annual Incentive Bonuses

The Compensation Committee believes that performance-based cash bonuses play an important role in providing incentives to executives to achieve defined annual corporate goals. At the beginning of each year, the Compensation Committee reviews a detailed set of overall corporate annual incentive performance goals for the current year that are prepared by management. For 2025, the annual incentive performance goals were set at the beginning of 2025.

The performance metrics against which executive officers are measured are pre-established, clearly communicated, measurable, and consistently applied. The Compensation Committee considers these metrics to be objectively measurable, rigorous and not susceptible to discretionary interpretation or application.

The target annual incentive bonuses in 2025 were as follows in the table below. Actual bonuses can range from 0 to 150% of the applicable target percentage based on the Compensation Committee’s quantifiable assessment of total corporate goal achievement to align delivered pay with actual performance. If the threshold, or minimum, performance level of a particular goal is not achieved, there is no payout. If a particular corporate goal is achieved at only a threshold performance level, 75% (or 50% in the case of sales goals) of the target bonus is payable, and if such corporate or individual goal is achieved at the outperform (i.e., highest) level, a maximum of 150% (or 200% in the case of sales goals) of the target bonus is payable, with an overall cash incentive payout cap of 150% of target. Also, in 2025, the Compensation Committee included in the annual cash incentive opportunity for each of our named executive officers, except the CEO, a component based on the named executive officer’s individual performance to incentivize achievement of goals that are critical to the Company’s success. As a result, each such named executive officer’s annual cash incentive opportunity for 2025 was weighted 20% for the individual performance component and 80% for the corporate performance component. The CEO’s bonus continued to be based solely on corporate performance.

Name	Base Salary Paid in 2025	Target Bonus (as % of Base Salary)	Target Bonus
Catherine Owen Adams	$930,000	80%	$744,000
Mark C. Schneyer	$546,428	50%	$273,214
Jennifer J. Rhodes	$538,783	50%	$269,392
Elizabeth H.Z. Thompson	$647,325	50%	$323,663
Thomas Garner	$525,000	50%	$262,500

For 2025, the Board established corporate goals related to the following categories:

2025 Corporate Annual Cash Incentive Plan Goals(1)		Target Points	Achievement
1.	DAYBUE US net product sales(2)	24.0	14.4
2.	Develop validated cross-functional go to market plan for EU Markets by Q3 2025 to ensure rapid launch execution; launch managed access plan in 3 or more countries	3.0	5.0
3.	DAYBUE STIX PDUFA submission by end of February 2025, and application accepted by review	3.0	5.0
4.	NUPLAZID US net product sales(3)	25.0	20.7
5.	Complete enrollment in ACP-101 Prader Willi Syndrome trial by December 31, 2025(4)	2.0	3.0
6.	Reach 80% enrollment in ACP-204 Alzheimer’s Disease Psychosis trial by December 31, 2025(4)	2.0	3.0
7.	Initiate ACP-211 MDD Phase 1b study by September 30, 2025	1.0	—
8.	Complete IND activities for at least 1 program; license/acquire IND-ready asset	1.0 per program	3.0
9.	Initiate at least one Phase 2 or Phase 3 study; license/acquire Phase 2 or Phase 3 asset	2.0 per program	6.0
10.	License/acquire asset with strong “proof-of-concept” or demonstrate an internal program with “proof-of-concept” for human therapeutic use	4.0 per program	—
11.	Operating expense management objective	5.0	5.0
12.	Employee engagement measured by Gallup survey	10.0	15.0
	Total:	100.0	110.1

(1)
These corporate performance goals include highly sensitive competitive data, including pre-clinical, clinical, regulatory and financial targets. Except as set forth below, we do not disclose the specific portions of these goals because we believe that such disclosure would result in competitive harm to us. We purposely set these goals at challenging levels. Revealing certain elements of these goals could potentially reveal insights about our pre-clinical, clinical, regulatory and strategic plans or objectives that our competitors or potential collaborators could use against us.
(2)
The applicable annual DAYBUE net product sales threshold, target and outperform levels were as follows:

	2025 DAYBUE US Net Product Sales (in millions) and Points
	Net Product Sales (in millions)	Points
Threshold	$375	12
Target	$395	24
Outperform at 150%	$415	36
Outperform at 200%	$435	48

The actual full-year 2025 net product sales of DAYBUE were $391 million, and the Board determined achievement of 14.4 points after deducting the non-US sales. Straight-line interpolation is used to measure the achievement for performance between threshold and target and target and the final outperform performance level.

(3)
The applicable annual NUPLAZID net product sales threshold, target and outperform levels were as follows:

	2025 NUPLAZID US Net Product Sales (in millions) and Points
	Net Product Sales (in millions)	Points
Threshold	$675	12.5
Target	$701	25.0
Outperform at 150%	$726	37.5
Outperform at 200%	$751	50.0

The final achievement measurement is subject to the adjustments that the Board reserved the right to make at its discretion at the time the goals were set, including based on any unplanned or unexpected changes in weighted average cost associated with price increases or discounts, which the Board determined should not affect measurement of achievement. The actual full-year 2025 net product sales of NUPLAZID were $680 million, but the Board deemed it appropriate to adjust the achievement of objective 4 to exclude the accounting impact of certain inflation cap rebates on NUPLAZID US net product sales in periods prior to 2025 and determined achievement of 20.7 points. Straight-line interpolation is used to measure the achievement for performance between threshold and target and target and the final outperform performance level.

(4)
Subject to the Board’s discretion, one (1) additional point was available if the achievement of the goal was accelerated.

The 2025 individual objectives assigned to our named executive officers (other than our CEO) include the following:

Name	Goals
Mark C. Schneyer

Objectives focused on enterprise systems implementation and modernization; improving financial efficiency and discipline; supporting investor engagement and communications and effective leadership of our manufacturing, pharmaceutical sciences and quality organizations, aligned with Acadia’s leadership competencies and values.

Jennifer J. Rhodes

Objectives focused on legal and organizational effectiveness, including organizational and talent development, support of business development activities, oversight of compliance and risk management, engagement in government affairs and patient advocacy, employee engagement, and leadership aligned with the Company’s leadership competencies and values.

Elizabeth H.Z. Thompson

Objectives related to scientific excellence and organizational effectiveness within the research & development organization, including support of corporate priorities, portfolio governance and prioritization, disciplined budget management, employee engagement and talent development, and leadership aligned with Acadia’s scientific standards, competencies, and values.

Thomas Garner

Objectives focused on driving strong commercial execution across Acadia’s portfolio; providing commercial support for asset and business development activities; improving operational efficiency, governance, and organizational effectiveness; maintaining disciplined management of commercial expenditure; and leading in alignment with Acadia’s competencies and values.

Actual payout was determined by the Compensation Committee based on achievement of the pre-established goals, which have individual weightings and criteria for determination of payout above and below target levels.

The Compensation Committee applied the pre-established criteria to determine the amount of our named executive officers’ 2025 annual incentives. Both DAYBUE and NUPLAZID net product sales were below target; however, the objectives 2 and 3 above were outperformed. Also, the Company advanced certain R&D objectives at target and outperform levels. In addition, the Company met its operating expense management goal and outperformed on its employee engagement goal. The Compensation Committee awarded points accordingly at appropriate achievement levels. The total annual cash incentive percentage, therefore, was 110% of target for the corporate performance component of each named executive officer’s 2025 annual incentive. In addition, the individual performance component of the annual cash incentives for our named executive officers (other than our CEO) was paid out at a range of 115% to 135% of target as set forth below. The resulting individual bonus payouts were as follows:

Name	Corporate Goal Achieved (as % of Target)	Individual Goal Achieved (as % of Target)	Actual Bonus for 2025	Award as a % of Target	Actual Bonus for 2025 (as % of Prorated Base Salary)
Catherine Owen Adams	110%	‒—	$818,559	110%	88.0%
Mark C. Schneyer	110%	115%	$303,341	111%	55.5%
Jennifer J. Rhodes	110%	115%	$299,104	111%	55.5%
Elizabeth H.Z. Thompson	110%	135%	$372,272	115%	57.5%
Thomas Garner	110%	130%	$299,250	114%	57.0%

Long-Term Incentives

The target grant value of equity awards is based on the executive’s position, the executive’s performance in the prior year, the experience level of the executive in his or her current position, the Company’s overall financial and strategic performance, the performance and contribution of the executive during the year relative to such executive's individual, pre-defined goals and objectives, and the executive’s potential for continued sustained contributions to the Company’s success. For newly hired executive officers, the target value of equity awards is established through arm’s-length negotiation at the time of hire, taking into account such executive’s qualifications, experience, and competitive market salary information for similar positions in the biotechnology industry. The Compensation Committee also considers market data on peer long-term incentive grant values as provided by FW Cook. In light of the fact that Mr. Garner had received new hire equity awards in December 2024, the Compensation Committee determined that he would not receive any annual equity awards for 2025. For each of our other named executive officers, the Compensation Committee set a 2025 target annual equity grant value determined based on the factors described above, and each such named executive officer’s target grant value was near the 50th percentile of the peer group.

Individual 2025 annual equity grant values are as follows:

Name	2025 Target Long-Term Incentive Value	2025 Actual Grant Date Fair Value(1)
Catherine Owen Adams	$6,500,000.00	$6,475,355.00
Mark C. Schneyer	$2,250,000.00	$2,241,465.00
Jennifer J. Rhodes	$2,077,900.00	$2,070,020.00
Elizabeth H.Z. Thompson	$1,856,600.00	$1,849,569.00
Tom Garner	$—	$—

(1)
Value differs from target Long-Term Incentive value because the number of awards granted is calculated using the 30-trading day volume weighted average price prior to grant, rather than the fair value computed in accordance with FASB ASC Topic 718. The 2025 Target Long-Term Incentive Value for each of Ms. Rhodes and Dr. Thompson were prorated based on the date they began employment with us in 2024.

In March 2025, annual grants were made to Ms. Owen Adams, Mr. Schneyer, Dr. Thompson, and Ms. Rhodes, and each such grant consisted of 50% time-based stock options, 25% PSUs, and 25% time-based RSUs. Each of these awards vest as described below. For details on the awards granted in 2025, please see the Grants of Plan-Based Awards table below.

Time-Based Stock Options. Options are granted based on the belief that they naturally align executives with the creation of stockholder value and are the best long-term incentive vehicle to retain and promote the Company’s entrepreneurial culture. Time-based options vest 25% after one year and in equal monthly installments over the next three years and have a ten-year term.

The Compensation Committee believes that stock options are inherently performance-based, incentivize executives to make decisions that ensure long-term success and are appropriate and advantageous for the following additional reasons:

•
Value is only realized if the stock price increases, thereby aligning the interests of executives with those of stockholders.
•
Stock options have greater downside risk than full-value awards, as they do not provide any value to the holder if the stock price declines below the exercise price, which is determined as of the date of grant.
•
The ten-year term of options gives executives the opportunity to realize value over a long period of time, which promotes long-term thinking and value creation.
•
Stock options are well understood and help attract and retain executives who contribute to the Company’s entrepreneurial culture.

PSUs. The PSUs granted to our named executive officers in March 2025 are earned for the Company’s TSR performance over a three-year measurement period relative to a subset consisting of the approximately 55% of the members of the Nasdaq Biotechnology Index that are most similar to the Company – i.e., excluding (1) recent-public companies, (2) companies with less than $100 million in revenues and market capitalizations less than $1 billion, and (3) pharmaceutical companies with market capitalizations of over $100 billion. The Company believes that these awards provide alignment with stockholders in the context of the performance of relatively similar companies.

Earnouts under these PSUs range from 0% to 150% of target as follows:

	Acadia’s TSR vs. Peer Companies	% of Target Earned(1)
Maximum	75th Percentile	150%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
	Below 25th Percentile	0%

(1)
Straight-line interpolation is used to calculate earnouts for performance between threshold and target and target and maximum.

In addition, earnouts under the PSUs granted in March 2025 are capped at 100% of target if the Company’s TSR performance over the three-year measurement period is negative.

Time-Based Restricted Stock Units. The Company believes that RSUs are a stable equity vehicle that has significant retentive value. The RSUs vest in four annual installments beginning on the first anniversary of the grant date.

Additional Policies and Benefits

Clawback Policy

In October 2023, the Compensation Committee reviewed the Company’s Clawback Policy and approved certain changes needed to comply with the listing standards adopted by Nasdaq implementing the Exchange Act Rule 10D-1. The policy provides for a mandatory restatement related clawback in accordance with the Nasdaq requirements. The policy further provides for a discretionary clawback of incentive compensation, whether cash-based or equity-based, which may be discretionary, time-based or performance-based, when an executive officer commits misconduct in connection with a restatement.

Equity Grant Policies

Executives’ stock options are granted with an exercise price based on the fair market value, which has been deemed to be the closing price of our stock on the date of grant. Stock option grants to executives currently are made pursuant to our 2024 Plan (or, in the case of new hire grants, under our 2024 Inducement Plan). The Company does not coordinate the grant of stock options to the timing of releases of material non-public information. New hire equity grants generally consist of both time-based stock options and RSUs. In addition, new hire equity grants are made on a dollar value basis rather than as a fixed number of awards dependent upon level. For executive-level hires, the award value takes into account the executive’s qualifications, experience and competitive market information for similar positions in the biotechnology industry, as well as the then-current compensation approach of the Company.

Restrictions on Hedging or Pledging

Pursuant to the terms of our Insider Trading Policy, executive officers are prohibited from engaging in short sales, transactions involving put or call options, hedging transactions and other inherently speculative transactions with respect to our stock at any time. In addition, pursuant to that policy, executive officers may not engage in transactions involving any purchase of our stock on margin, borrowing against our stock held in a margin account or pledge of our stock as collateral for a loan.

Stock Ownership Guidelines

The Company maintains robust stock ownership guidelines, in part based upon the feedback of our stockholders. Executive officers’ stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The program counts owned shares, vested and/or earned time-based or performance-based restricted stock units, and unvested time-based restricted stock units towards the guidelines. Unexercised stock options and unearned performance-based awards do not count towards the guidelines. The multiples are set based upon each executive’s position, as set forth below:

Position	Stock Ownership Multiple of Salary
Chief Executive Officer	6x
Other Executive Officers	2x

Ownership levels are generally expected to be achieved within five years of the guideline being applicable and shares and equity awards owned by the executives are subject to a 50% retention requirement until the required ownership level is met. As of December 31, 2025, all named executive officers were either in compliance with the guidelines or had additional time to achieve them.

Post-employment Compensation

The named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change in Control.” These severance and change in control benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executives’ interests with the best interests of the stockholders.

Other Benefits

The Company provides certain additional benefits to executive officers that are also generally available to employees, including medical, dental, vision and life insurance coverage, 401(k) matching contributions (as described below), an employee stock purchase plan and, for new hires who are relocating, certain relocation benefits (including, among other things, certain moving expenses and reimbursement of certain costs incurred in connection with the sale of an existing home and purchase of a new home); however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

We maintain a 401(k) profit sharing plan (the “401(k) plan”) for our employees. Our executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”). The 401(k) plan provides that each participant may contribute up to the lesser of 5% of his or her eligible compensation or the statutory limit, which was $23,500 for calendar year 2025. Participants who are 50 years old or older can also make “catch-up” contributions, which in calendar year 2025 was up to an additional $7,500 (or $11,250 for participants who are between the ages of 60 and 63, inclusive), above the statutory limit. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee. During 2025, we provided matching contributions equal to $17,500 to each of Messrs. Schneyer and Garner, $17,500 to Dr. Thompson and $17,500 to Mses. Owen Adams and Rhodes. All matching contributions during 2025 were immediately fully vested.

Tax and Accounting Implications

Under Financial Accounting Standards Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record stock-based compensation expense on an ongoing basis according to ASC 718.

Under Section 162(m) of the Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although we will continue to consider tax implications as one factor in determining executive compensation, we also look at other factors in making its decisions and retain the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).

Compensation Committee Interlocks and Insider Participation

During 2025, the Compensation Committee consisted of Dr. Biggar, Mr. Daly and Dr. Garofalo. No member of the Compensation Committee has ever been an officer or employee of the Company. None of the executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee. Except as disclosed under the heading “Transactions with Related Persons,” no person who served as a member of the Compensation Committee during the last fiscal year had a relationship requiring disclosure by us under Item 404 of Regulation S-K.

Compensation Risk Assessment

Although a portion of the compensation provided to our executive officers and other employees is performance-based, the executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that the compensation program is designed to encourage executive officers and other employees to remain focused on both short-term and long-term strategic goals within the context of a pay-for-performance compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The foregoing report has been furnished by the Compensation Committee.

Stephen R. Biggar, Committee Chair

James M. Daly

Elizabeth Garofalo

2025 Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2025, 2024, and 2023, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated executive officers as of December 31, 2025 (the “Named Executive Officers” or “NEOs”).

Summary Compensation Table

Name	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Catherine Owen	Chief Executive Officer	2025	930,000	—	3,240,558	3,234,797	818,559	32,604	8,256,518
Adams(4)		2024	245,769	196,721	3,321,364	3,316,803	—	513,450	7,594,107
		2023	—	—	—	—	—	—	—
Mark C.	Executive Vice President,	2025	546,428	—	1,121,727	1,119,738	303,341	28,174	3,119,408
Schneyer(5)	Chief Financial Officer	2024	518,470	—	881,810	843,803	226,719	46,711	2,517,513
		2023	484,842	—	592,883	1,176,507	313,494	23,478	2,591,204
Jennifer J.	Executive Vice President,	2025	538,783	—	1,035,929	1,034,091	299,104	19,990	2,927,897
Rhodes(6)	Chief Legal Officer	2024	478,026	—	666,383	1,912,975	207,933	2,031	3,267,348
	and Secretary	2023	—	—	—	—	—	—	—
Elizabeth H.Z.	Executive Vice President,	2025	647,325	—	925,611	923,958	372,272	19,217	2,888,383
Thompson(7)	Head of Research	2024	281,884	—	986,878	2,860,444	117,399	15,339	4,261,944
	and Development	2023	—	—	—	—	—	—	—
Thomas Garner(8)	Executive Vice President,	2025	525,000	—	—	—	299,250	32,773	857,023
	Chief Commercial Officer	2024	32,813	—	851,179	2,586,910	—	200,049	3,670,951
		2023	—	—	—	—	—	—	—

(1)
Represents value of RSUs and PSUs granted in each year. The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions used to determine the valuation of RSUs and PSUs. The grant date fair value of the PSUs granted in 2025 assumes the probable outcome of the performance conditions on the date of grant. The value of the PSUs granted in 2025 assuming achievement of the maximum performance level of 150% would be: Ms. Owen Adams – $2,430,399; Mr. Schneyer – $841,285; Ms. Rhodes – $776,930; and Dr. Thompson – $694,194. For RSUs, the grant date fair value was computed using the closing price of the Company’s common stock on the date of grant. Certain RSUs are subject to accelerated vesting in certain circumstances. For PSUs granted in 2023, the achievement of performance goals was deemed not probable at the time of grant and therefore such PSUs had no grant date fair value. Accordingly, the values for the PSUs in the table above reflect less than the maximum potential value of the awards. For PSUs granted in 2024, the grant date fair value is calculated based on a Monte Carlo simulation model, which is not subject to probable or maximum outcome assumptions. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for the assumptions used to determine the valuation of RSUs and PSUs.
(2)
Amounts shown do not reflect compensation actually received by the named individual. “Option Awards” includes the grant date fair value of option awards granted in the year indicated as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions used to determine the valuation of stock option awards.
(3)
Amounts for each year are annual incentive bonuses.
(4)
For 2025, “All Other Compensation” includes $17,500 in employer 401(k) matching.
(5)
For 2025, “All Other Compensation” includes $17,500 in employer 401(k) matching.
(6)
For 2025, “All Other Compensation” includes $17,500 in employer 401(k) matching.
(7)
For 2025, “All Other Compensation” includes $17,500 in employer 401(k) matching.
(8)
For 2025, “All Other Compensation” includes $17,500 in employer 401(k) matching.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2025:

Grants of Plan-Based Awards in Fiscal 2025

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying RSUs (#)(3)	Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Equity Awards ($)(6)
Catherine	N/A	—	744,000	1,116,000	—	—	—	—	—	—	—
Owen	3/24/2025(7)	—	—	—	—	—	—	—	319,976	17.23	3,234,797
Adams	3/24/2025(7)	—	—	—	—	—	—	94,039		—	1,620,292
	3/24/2025(7)	—	—	—	37,111	74,222	111,333	—	—	—	1,620,266
Mark C.	N/A	—	273,214	409,821	—	—	—	—	—	—	—
Schneyer	3/24/2025(7)	—	—	—	—	—	—	—	110,761	17.23	1,119,738
	3/24/2025(7)	—	—	—	—	—	—	32,552	—	—	560,871
	3/24/2025(7)	—	—	—	12,846	25,692	38,538	—	—	—	560,856
Jennifer J.	N/A	—	269,392	404,087	—	—	—	—	—	—	—
Rhodes	3/24/2025(7)	—	—	—	—	—	—	—	102,289	17.23	1,034,091
	3/24/2025(7)	—	—	—	—	—	—	30,062	—	—	517,968
	3/24/2025(7)	—	—	—	11,863	23,727	35,590				517,960
Elizabeth	N/A	—	323,663	485,494	—	—	—	—	—	—	—
H.Z.	3/24/2025(7)	—	—	—	—	—	—	—	91,395	17.23	923,958
Thompson	3/24/2025(7)	—	—	—	—	—	—	26,861	—	—	462,815
	3/24/2025(7)	—	—	—	10,600	21,200	31,800				462,796
Thomas	N/A	—	262,500	393,750	—	—	—	—	—	—	—
Garner	N/A	—	—	—	—	—	—	—	—	—	—
	N/A	—	—	—	—	—	—	—	—	—	—

(1)
Amounts reported represent the potential short-term incentive compensation amounts payable for our 2025 fiscal year under our annual cash incentive program. The amounts reported represent each NEO’s target and maximum possible payments for 2025. Because actual payments to the NEOs could range from 0% to 150% of their target bonus, no threshold payment amount has been established for the NEOs. The actual short-term incentive bonus amount earned by each NEO for 2025 is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.
(2)
Amounts reported represent PSUs, which are subject to performance vesting conditions, as described above in the “Compensation Discussion and Analysis – Elements of Executive Compensation—Long-Term Incentives” section.
(3)
Amounts reported represent service-based restricted stock units which vest in four equal annual installments.
(4)
Amounts reported represent service-based option awards which vest 25% after one year and in equal monthly installments thereafter.
(5)
In accordance with the terms of the 2024 Plan, the exercise price of each option was set at the market closing price of the Company’s common stock on the date of grant. PSU and RSU awards were made at the same time.
(6)
Represents value of all equity awards granted in 2025. The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(7)
Granted under the 2024 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards at December 31, 2025 for the Named Executive Officers:

Outstanding Equity Awards at December 31, 2025

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date(1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Catherine Owen Adams	110,393	242,868	16.29	9/22/2034		—	—	—	—
	—	—			9/23/2024	—	—	160,763	4,293,980
	—	319,976	17.23	3/23/2035		—	—	—	—
	—	—			3/24/2025	94,039	2,511,782	—	—
	—	—			3/24/2025	—	—	74,222	1,982,470
	110,393	562,844				94,039	2,511,782	234,985	6,276,449
Mark C. Schneyer	41,066	—	46.81	6/7/2030		—	—	—	—
	19,927	—	49.74	2/22/2031		—	—	—	—
	—	—			2/23/2021	—	—	5,411	144,528
	66,379	6,035	25.75	4/4/2032		—	—	—	—
	—	—			4/5/2022	5,276	140,922	—	—
	—	—			4/5/2022	—	—	5,276	140,922
	58,083	31,853	21.75	4/30/2033		—	—	—	—
	—	—			5/1/2023	13,630	364,057	—	—
	—	—			5/1/2023	—	—	6,815	182,029
	35,246	45,318	17.84	3/24/2034		—	—	—	—
	—	—			3/25/2024	18,536	495,097	—	—
	—	—			3/25/2024	—	—	19,544	522,020
	—	110,761	17.23	3/23/2035		—	—	—	—
	—	—			3/24/2025	32,552	869,464	—	—
	—	—			3/24/2025	—	—	25,692	686,233
	220,701	193,967				69,994	1,869,540	62,738	1,675,732
Jennifer J. Rhodes	58,019	68,570	25.74	2/5/2034		—	—	—	—
	—	—			2/6/2024	25,889	691,495	—	—
	—	102,289	17.23	3/23/2035		—	—	—	—
	—	—			3/24/2025	30,062	802,956	—	—
	—	—			3/24/2025	—	—	23,727	633,748
	58,019	170,859				55,951	1,494,451	23,727	633,748
Elizabeth H.Z. Thompson	114,955	209,627	15.29	8/11/2034		—	—	—	—
	—	—			8/12/2024	64,544	1,723,970	—	—
	—	91,395	17.23	3/23/2035		—	—	—	—
	—	—			3/24/2025	26,861	717,457	—	—
	—	—			3/24/2025	—	—	21,200	566,252
	114,955	301,022				91,405	2,441,428	21,200	566,252
Thomas Garner	58,962	176,887	18.76	12/8/2034		—	—	—	—
	—	—			12/9/2024	45,372	1,211,886	—	—
	58,962	176,887				45,372	1,211,886	—	—

(1)
Time-based options granted to our Named Executive Officers vest over four years with 25% of the total number of shares subject to an option vesting after the first year and 1/48th per month thereafter. Awards are time-based unless indicated as performance-based awards. Options expire on the 10th anniversary of the grant date.
(2)
Time-based restricted stock units granted to our Named Executive Officers vest in four equal annual installments beginning on the first anniversary of the grant date.
(3)
Performance-based award. Vesting of performance-based unit awards depends on achievement of either (i) net product sales, research and development, and business development goals or (ii) relative TSR, in each case as described in proxy statements for the years of their grant. The amounts in this column reflect the unvested target shares issuable pursuant to such units. If appropriate performance criteria are met, the maximum possible shares issuable is 200% of targets for each award with goals described in clause (i) and 150% for each award with a goal described in clause (ii).

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2025, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Catherine Owen Adams	—	$—	—	$—
Mark C. Schneyer	—	$—	46,262	$945,985
Jennifer J. Rhodes	—	$—	—	$—
Elizabeth H.Z. Thompson	—	$—	—	$—
Thomas Garner	—	$—	—	$—

(1)
The value realized on vesting of RSUs and PSUs was calculated as of the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of shares vested.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our executives and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future.

Potential Payments Upon Termination or Change in Control

The amounts of compensation payable to each Named Executive Officer upon termination of the employment of the executive are described below. Our Compensation Committee may approve, or in its discretion, recommend for the approval of the Board revisions, amendments or additions to these benefits.

Payments due upon termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the Named Executive Officer is entitled to receive amounts earned during his or her term of employment, including accrued and unpaid salary and payment in lieu of unused vacation days.

On December 10, 2015, the Compensation Committee, acting pursuant to authority delegated to it by our Board of Directors, adopted the Acadia Pharmaceuticals Inc. Management Severance Benefit Plan (the “Severance Plan”) and the Acadia Pharmaceuticals Inc. Amended and Restated Change in Control Severance Benefit Plan (the “CIC Plan”, and together with the Severance Plan, the “Plans”). The CIC Plan amends and restates Acadia’s Change in Control Severance Benefit Plan that was effective as of March 11, 2013.

Potential payments under Management Severance Benefit Plan

The Severance Plan entitles our Named Executive Officers and other members of management to certain severance payments and benefits in the event of a qualifying termination of employment, other than in connection with certain change in control events that are covered by the CIC Plan. In reviewing the terms of the Severance Plan, the Compensation Committee and the Board of Directors reviewed information about the practices of other companies in the health care industry. In adopting the Severance Plan, the Board of Directors considered the benefit to the Company and its stockholders in providing stability for key employees. The Severance Plan will be used for new members of management and the Compensation Committee believes that it will assist with recruiting in this regard. A qualifying termination is a termination by us for any reason other than cause (as defined below), or, in certain cases, by the employee for Good Reason (as defined below). For purposes of the Severance Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or intentional unauthorized disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct; (v) such employee’s material failure to competently perform his/her assigned duties for the Company; (vi) sustained poor performance of any material aspect of the employee’s duties or obligations including refusal to follow lawful instructions from the employee’s manager or the then-current board of directors; or (vii) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any non-vehicular felony; provided, in the case of clauses (v) and (vi), such behavior shall be deemed cause only if such failure or poor performance has not been substantially cured to the satisfaction of the Board of Directors within 30 days after written notice of such failure or poor performance has been given by the Company to the employee. The determination of whether a termination is for cause shall be made by the Board of Directors in its sole and exclusive judgment and discretion. For purposes of the Severance Plan, “Good Reason” means (i) the assignment to an employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; provided, however, that a change solely in the employee’s title or reporting relationships shall not provide the basis for a termination with Good Reason; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the effective date; or (iv) a material breach by the Company of any provision of the Severance Plan or any other material agreement between the employee and the Company concerning the terms and conditions of the employee’s employment.

The amount of the payments and the type of benefits provided under the Severance Plan vary based on the employee’s position and include cash severance payments based on base salary and target bonus, accelerated vesting of equity awards (for our CEO only), and payment for continued coverage under group health plans. Specifically, each Named Executive Officer is entitled to (i) a base compensation severance benefit that is equal to the individual’s base salary plus the individual’s target bonus payment for the year, (ii) a target bonus severance amount that is equal to the pro-rata portion of the individual’s target bonus payment for the year, and (iii) the payment of COBRA premiums for 18 months in the case of Ms. Owen Adams and 12 months in the case of our other Named Executive Officers. In the case of Ms. Owen Adams, the base compensation severance benefit amount and target bonus payment for the year are multiplied by 1.5. Only Ms. Owen Adams would be eligible to receive 12 months of accelerated vesting of any outstanding equity awards in the event of a qualifying termination, with performance awards deemed vested at 100% of target. If a qualifying termination had occurred on December 31, 2025, and 12 months of Ms. Owen Adams’s outstanding equity awards were deemed vested (with performance awards deemed vested at 100% of target), the value of the accelerated awards to Ms. Owen Adams would have been $2.9 million, in addition to cash compensation of approximately $3.3 million for a total of approximately $6.2 million. The value of accelerated awards is calculated as the sum of the products of (i) the difference between the exercise price of each option deemed accelerated and the fair market value of our common stock on December 31, 2025 multiplied by (ii) the number of shares deemed accelerated under the applicable option plus the value of other accelerated full value equity awards. If a qualifying termination had occurred on December 31, 2025, Mr. Schneyer, Ms. Rhodes, Dr. Thompson and Mr. Garner would have received payments of approximately $1.1 million, $1.1 million, $1.3 million and $1.1 million, respectively. The payments and benefits provided under the Severance Plan replaced any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with the other terms and conditions of the Severance Plan.

In order to receive any benefits under the Severance Plan, employees must sign a general release and waiver of all claims against the Company and agree to certain non-solicitation obligations. Benefits are payable within 10 business days of an effective release.

Potential payments under Amended and Restated Change in Control Severance Benefit Plan

In 2013, the Compensation Committee, acting pursuant to authority delegated to it by our Board of Directors, adopted the Acadia Pharmaceuticals Inc. Change in Control Severance Benefit Plan. The CIC Plan adopted in December 2015 amends and restates the Change in Control Severance Benefit Plan that was effective as of March 11, 2013. In adopting the plan, the Board considered the benefit to the Company and its stockholders in providing incentives for management continuity in the event of a merger for the Company. In reviewing the terms of the CIC Plan, the Compensation Committee and the Board reviewed information about the practices of other companies in the health care industry. The CIC Plan will also be used for new members of management and the Compensation Committee believes that it will assist with recruiting in this regard.

The CIC Plan entitles our Named Executive Officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment up to 30 days prior to or within 18 months following certain change in control events. The CIC Plan thus requires a “double trigger” before any benefits are received by the Named Executive Officers. A qualifying termination is a termination by us for any reason other than cause (as defined below), or by the employee for Good Reason (as defined below). For purposes of the CIC Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or intentional unauthorized disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct with respect to such employee’s job duties; (v) sustained poor performance of any material aspect of the employee’s duties or obligations including refusal to follow lawful instructions from the employee’s manager or the then-current board of directors; or (vi) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any non-vehicular felony; provided, in the case of clause (v), such behavior shall be deemed cause only if such failure or poor performance has not been substantially cured within 30 days after written notice of such failure or poor performance has been given by the Company to the employee. For purposes of the CIC Plan, “Good Reason” means (i) the assignment to an employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the Effective Date; or (iv) a material breach by the Company of any provision of the CIC Plan or any other agreement between the employee and the Company.

The amount of the payments and the type of benefits provided under the CIC Plan vary based on the employee’s position and include cash severance payments based on base salary and bonus, accelerated vesting of equity awards, and payment for continued coverage under group health plans. Specifically, each Named Executive Officer is entitled to a base compensation severance benefit that is equal to the individual’s base salary plus the individual’s target bonus payment for the year, which amount is then multiplied by 2 for Ms. Owen Adams and 1.5 for Mr. Schneyer, Ms. Rhodes, Dr. Thompson and Mr. Garner. In addition, the Named Executive Officers are also eligible to receive a prorated portion of the target bonus for the year in which the change in control occurs. Under the CIC Plan, any equity awards held by a Named Executive Officer that are outstanding but unvested will vest, with performance awards deemed vested at 100% of target. In addition, each Named Executive Officer will receive the payment of COBRA premiums for 18 months. Thus, this type of vesting acceleration would require a “double trigger” for the applicable Named Executive Officer, as noted above. If a merger had occurred effective as of December 31, 2025 and all outstanding equity awards were deemed vested (with performance awards vested at 100% of target), the realized value of the stock awards as of such date for Ms. Owen Adams, Mr. Schneyer, Ms. Rhodes, Dr. Thompson and Mr. Garner would have been $14.4 million, $5.2 million, $3.2 million, $6.3 million and $2.6 million, respectively. In addition, the cash payout under the CIC Plan at December 31, 2025 for each such Named Executive Officer would have been approximately $4.2 million, $1.6 million, $1.5 million, $1.9 million and $1.5 million, respectively.

The payments and benefits provided under the CIC Plan replace any severance or similar payments or benefits under an employment agreement or other arrangement with us, including the Severance Plan, and are subject to the employee’s compliance with the other terms and conditions of the CIC Plan. In order to receive any benefits under the CIC Plan, employees must sign a general release and waiver of all claims against the Company and agree to certain non-solicitation obligations.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our principal executive officer (“PEO”) to the annual total compensation of our median employee. Catherine Owen Adams, our CEO, is our PEO.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by estimating the annual total compensation of each active employee, excluding Ms. Owen Adams, as of December 31, 2025, by (i) aggregating (A) the annual base salary (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) the target bonus for 2025, and (C) the estimated accounting value of any equity awards granted during 2025 and (ii) ranking this compensation measure for our employees from lowest to highest. If such median employee’s actual annual compensation was not comparable to the CEO compensation, for example, because such median employee was hired during the year and thus did not receive a full year’s salary or did not receive a full annual bonus, we used the next lower employee who was comparable as the median employee. Once identified, we calculated the annual total compensation of our median compensated employee in a manner consistent with that used to calculate the annual total compensation of Ms. Owen Adams and disclosed in the Summary Compensation Table above.

The ratio of Ms. Owen Adams’ total compensation for 2025 of $8,256,518, as reported in the Summary Compensation Table, to the annual total compensation for our median employee in 2025 of $286,045, is approximately 28.9:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

From time to time, the Company grants stock options and RSUs to its employees, including the named executive officers. Historically, the Company has granted new hire option awards on or soon after a new hire’s employment start date and annual refresh employee equity awards typically in the first quarter of each fiscal year, which the dollar amount of the refresh grants are typically approved at the regularly scheduled meeting of the Compensation Committee occurring in such quarter. The Company’s practice is to grant annual employee equity awards on the 18th trading day following the filling of the Annual Report on Form 10-K for the prior fiscal year. Also, non-employee directors receive automatic grants of initial and annual equity awards, both in the form of stock options and RSUs, at the time of a director’s initial appointment or election to the board and upon each annual meeting of the Company’s stockholders, respectively, pursuant to the current Non-Employee Director Compensation Policy, as further described under the heading, “Director Compensation.” The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. Because the Compensation Committee has a practice of generally granting stock options on the 18th trading day following the filling of the Annual Report on Form 10-K for the prior fiscal year, the Compensation Committee generally does not take material nonpublic information (“MNPI”) into account when determining the timing of awards and it does not seek to time the award of stock options or RSUs in relation to the Company’s public disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.

Pay Versus Performance

Provided below is the Company’s “pay versus performance” information as required pursuant to Item 402(v) of Regulation S-K (“Item 402(v)”) promulgated under the Exchange Act and Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This information has been prepared in accordance with Item 402(v) and does not necessarily reflect the actual amount of compensation earned by or paid to our NEOs for the applicable year. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a discussion of our executive compensation program objectives and the ways in which we align executive compensation with performance.

Financial Performance Measure Used for Linking Compensation to Company Performance

As required by Item 402(v), below is the only financial performance measure our Compensation Committee used to link compensation actually paid to our NEOs (as calculated in accordance with Item 402(v), “compensation actually paid” or “CAP”) to Company performance for 2025.

•
Total Revenue, which consists of NUPLAZID net product sales and DAYBUE net product sales (measured as described under “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonuses”)

Pay Versus Performance Table

In accordance with Item 402(v), we provide below the tabular information for the two PEOs and the average of our NEOs other than the PEOs for 2025, 2024, 2023, 2022 and 2021.

							Value of Initial Fixed $100 Investment based on:(4)
Year	Summary Compensation Table Total for PEO Stephen R Davis(1)(2) ($)	Compensation Actually Paid to PEO Stephen R Davis(1)(2) ($)	Summary Compensation Table Total for PEO Catherine Owen Adams(1)(2) ($)	Compensation Actually Paid to PEO Catherine Owen Adams(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)(5)	Total Revenue(6) ($ Millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2025	—	—	8,256,528	16,412,238	2,448,178	4,965,594	49.96	119.92	391	1,072
2024	12,206,915	(919,393)	7,594,107	8,776,144	3,429,439	2,570,741	34.32	90.58	226	958
2023	7,587,014	20,950,587	—	—	2,955,758	6,414,487	58.57	91.84	(61)	726
2022	14,028,139	7,676,975	—	—	4,287,387	2,536,716	29.78	88.53	(214)	517
2021	9,793,289	(21,520,275)	—	—	3,049,310	(3,835,336)	43.66	99.37	(168)	484

(1)
Stephen R. Davis was our PEO in 2024, 2023, 2022, and 2021. Catherine Owen Adams was our PEO beginning in September 2024. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
Srdjan R. Stankovic	Srdjan R. Stankovic	Douglas J. Williamson	Mark C. Schneyer	Mark C. Schneyer
Austin D. Kim	Austin D. Kim	Austin D. Kim	Jennifer J. Rhodes	Jennifer J. Rhodes
Elena H. Ridloff	Mark C. Schneyer	Mark C. Schneyer	Elizabeth H.Z. Thompson	Elizabeth H.Z. Thompson
Mark C. Schneyer	Brendan P. Teehan	Brendan P. Teehan	Thomas Garner	Thomas Garner
Brendan P. Teehan

(2)
The dollar amounts reported in column (b) and (d) are the amounts reported in the “Total” column of the Summary Compensation Table for the PEOs for the applicable year. The dollar amounts reported in column (f) are the average of the amounts reported in the “Total” columns of the Summary Compensation Table for the non-PEO NEOs set forth in the table to footnote 1 as a group for the applicable year. Refer to “Compensation Discussion and Analysis—Summary Compensation Table.”

(3)
In accordance with the requirements of Item 402(v), CAP reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below, and does not reflect compensation actually earned, realized, or received by the Company’s NEOs in the applicable year. Equity values are calculated in accordance with FASB ASC Topic 718 and the assumptions used were materially the same as those used for the grant date fair values. In accordance with the requirements of 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Exclusion of Reported Stock and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2025	8,256,528	6,475,355	14,631,065	16,412,238

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Reported Stock and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	2,448,178	1,540,264	4,057,680	4,965,594

The amounts in the “Exclusion of Reported Stock and Option Awards” columns are the totals reported in the “Stock Awards” and “Option Awards” column in the Summary Compensation Table for the applicable year. The amounts in the “Inclusion of Equity Values” columns in the tables above are derived from the amounts set forth in the following tables and calculated as follows for each applicable year: (i) inclusion of the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) inclusion of the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, inclusion of the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (iv) for awards that are granted and vest in the applicable year, inclusion of the fair value of such awards as of the vesting date; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, deduction for the amount equal to the fair value at the end of the prior fiscal year. With respect to the second table above, the amounts are an average with respect to the non-PEO NEOs as a group. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value of Vested Awards Granted and Vested in Current Fiscal Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2025	10,704,132	3,476,002	450,931	—	—	14,631,065

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value of Vested Awards Granted and Vested in Current Fiscal Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	2,546,143	1,234,040	277,498	—	—	4,057,680

(4)
The TSR of the peer group determined in accordance with Item 402(v) (“Peer Group TSR”) set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively, and calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price and the

Nasdaq Biotechnology Index share price, respectively, at the end and the beginning of the measurement period by the Company’s share price and the Nasdaq Biotechnology Index share price, respectively, at the beginning of the measurement period. Historical stock performance is not necessarily indicative of future stock performance.
(5)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(6)
We determined Total Revenue (calculated in accordance with GAAP), which consists of NUPLAZID net product sales and DAYBUE net product sales, to be the most important financial performance measure used to link CAP to Company performance in 2025.

Relationship between CAP, Cumulative TSR and Cumulative Peer Group TSR

The chart below describes the relationship between CAP to the PEOs and the average CAP to the non-PEO NEOs as a group versus our five-year cumulative TSR and the five-year cumulative Peer Group TSR.

Pay Versus TSR 2020-2022

Relationship between CAP and Net Income

The chart below describes the relationship between CAP to the PEOs and the average CAP to the non-PEO NEOs as a group versus our Net Income (calculated in accordance with GAAP).

202

Relationship between CAP and Total Revenue (our Company-Selected Measure)

The chart below describes the relationship between the CAP to the PEOs and the average CAP to the non-PEO NEOs as a group versus our Total Revenue (calculated in accordance with GAAP).

Pay Versus Revenue 2020-2022

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Director Compensation

Under the director compensation program, for the period from January 1, 2025 through April 13, 2025, we provided each of our non-employee directors with cash compensation solely in the form of annual retainers, as set forth in the table below.

Annual Retainer	$50,000
Annual Retainer for Board Chair	$30,000
Annual Retainer for Audit Committee Chair	$20,000
Annual Retainer for Audit Committee Member (non-Chair)	$10,000
Annual Retainer for Compensation Committee Chair	$20,000
Annual Retainer for Compensation Committee Member (non-Chair)	$10,000
Annual Retainer for Nominating and Corporate Governance Committee Chair	$10,000
Annual Retainer for Nominating and Corporate Governance Committee Member (non-Chair)	$5,000
Annual Retainer for Scientific Committee Chair	$20,000
Annual Retainer for Scientific Committee Member (non-Chair)	$10,000

For the period from January 1, 2025 through April 13, 2025, non-employee directors who served on our Board received dollar-denominated (rather than share-denominated) annual awards having a total fair market value of $300,000: (i) a stock option to purchase shares of the Company’s common stock with a fair value of $150,000 and (ii) a restricted stock unit award with a fair value of $150,000 (calculating the value of such awards based on the grant date fair value thereof for financial reporting purposes). The shares subject to each stock option were to vest quarterly over one year following the date of grant, with the final tranche vesting upon the earlier of one year following the date of grant or the next annual meeting date, and the restricted stock units were to vest in full upon the earlier of one year following the date of grant or the next annual meeting date, in each case subject to the director’s continuous service on each such vesting date. Each new non-employee director who joined the Board was to be granted a similar inducement award having a total fair market value at the date of grant of $300,000 upon initial election or appointment to the Board, except that the shares subject to each stock option and the restricted stock units were to vest in equal annual installments over two years following the date of grant, subject to the director’s continuous service on each such vesting date.

In April 2025, the Board approved an amendment to the director compensation program. Under such amended director compensation program, effective on and after April 14, 2025, we provide each of our non-employee directors with annual cash compensation in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred as set forth below, pro-rated based on days served in the applicable fiscal quarter, as applicable.

Annual Board Service Retainer:

All Non-Employee Directors	$50,000
Board Chair (in addition to Non-Employee Director Board Service Retainer)	$35,000

Annual Committee Member Service Retainer:

Member of the Audit Committee	$12,500
Member of the Compensation Committee	$10,000
Member of the Nominating and Corporate Governance Committee	$5,000
Member of the Scientific Committee	$10,000

Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

Chair of Audit Committee	$12,500
Chair of Compensation Committee	$10,000
Chair of Nominating and Corporate Governance Committee	$5,000
Chair of Scientific Committee	$10,000

In addition to the foregoing annual cash retainers, the Board or the Compensation Committee at the recommendation of the Board, may approve annual committee member service retainers (and annual committee chair service retainers) for any newly created committee of the Board, including, for example an annual cash retainer of $20,000 for service as a member of the Board’s temporary Demand Review Committee.

Under the amended director compensation program, effective on and after April 14, 2025, the equity awards referenced above were replaced such that non-employee directors would receive the following equity compensation for service on the Board:

•
an initial equity grant consisting of a nonstatutory stock option (an “Initial Director Option Grant”) and a restricted stock unit award (an “Initial Director RSU Grant” and together with the Initial Director Option Grant, the “Initial Director Grant”) upon the initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), with an aggregate target fair value of the Initial Director Grant equal to $167,500 (the “Initial Grant Maximum Value”), with 50% of such dollar value awarded as an Initial Director Option Grant (as determined by dividing the Initial Grant Maximum Value attributable to such award by the Grant Valuation Methodology (as defined below)) and 50% of such dollar value awarded as an Initial Director RSU Grant (as determined by dividing the Initial Grant Maximum Value attributable to such award by the Grant Valuation Methodology); and

•
an annual equity grant consisting of a nonstatutory stock option (an “Annual Director Option Grant”) and restricted stock unit award (an “Annual Director RSU Grant” and together with the Annual Direction Option Grant, the “Annual Director Grant”) on the date of each annual meeting of the Company’s stockholders with an aggregate target fair value of the Annual Director Grant equal to $335,000 (the “Annual Grant Maximum Value”), with 50% of such dollar value awarded as an Annual Director Option Grant (as determined by dividing the Annual Grant Maximum Value attributable to such award by the Grant Valuation Methodology) and 50% of such dollar value awarded as an Annual director RSU Grant (as determined by dividing the Annual Grant Maximum Value attributable to such award by the Grant Valuation Methodology).

As used herein, “Grant Valuation Methodology” means the product of (i) the fair value percentage of the applicable award, as determined by the Company under ASC 718 on the date of grant, and (ii) the volume-weighted average closing trading price of the common stock of the Company over the 15 consecutive trading days ending with the date of grant, rounding up to the nearest whole share.

The shares subject to an Initial Director Grant will vest in equal annual installments over three years following the date of grant such that the Initial Director Grant will be fully vested on the third anniversary of the date of grant, subject to the non-employee director’s continuous service through each such vesting date. The shares subject to the Annual Director Option Grant will vest quarterly over one year following the date of grant, with the final tranche vesting upon the earlier of one year following the date of grant or the date of the next annual meeting of the Company’s stockholders, subject to the non-employee director’s continuous service through each such vesting date. The Annual Director RSU Grant will vest in full upon the earlier of one year following the date of grant or the date of the next annual meeting of the Company’s stockholders, subject to the non-employee director’s continuous service through each such vesting date.

In addition to an Initial Director Grant, upon a non-employee director’s initial election or appointment to the Board, such new non-employee director shall receive an Annual Director Grant pro-rated by multiplying the Annual Grant Maximum value by a quotient, the numerator of which is equal to the number of days between the date such new non-employee director joins the Board and the one-year anniversary of the most recently held annual meeting of the Company’s stockholders, and the denominator of which is 365.

However, in no event shall the aggregate value of all compensation granted or paid, as applicable, to any non-employee director exceed the limitations set forth in Section 3(d) of the 2024 Plan.

In December 2025, the Board approved an amendment to the director compensation program, which applies on and after December 9, 2025, to permit a deferral program for grants of restricted stock units to non-employee directors. Such deferral program allows a non-employee director to defer receipt of shares that may vest under future grants of restricted stock unit awards until, at the non-employee director’s election:

•
the earlier of (i) the fifth anniversary of the date of grant of such restricted stock unit award, (ii) the date that is 30 days following the date on which the director ceases to serve as a member of the Board or otherwise provide services to the Company and (iii) a change in control, subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion;
•
the earlier of (i) the tenth anniversary of the date of grant of such restricted stock unit award, (ii) the date that is 30 days following the date on which the director ceases to serve as a member of the Board or otherwise provide services to the Company and (iii) a change in control, subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion; or
•
the earlier of (i) the date that is 30 days following the date on which the director ceases to serve as a member of the Board or otherwise provide services to the Company and (ii) a change in control, subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion.

In March 2026, the Board approved an amendment to the director compensation program, which applies on and after March 3, 2026, which made no changes to the director compensation program in effect prior to such amendment, except that:

•
The additional annual cash retainer for services as Chair of the Board increased from $35,000 to $40,000;
•
The additional annual cash retainer for services as a member of the NCG Committee increased from $5,000 to $7,500;
•
The additional annual cash retainer for services as chair of the NCG Committee increased from $5,000 to $7,500;
•
The Initial Grant Maximum Value increased from $167,500 to $200,000; and
•
The Annual Grant Maximum Value increased from $335,000 to $400,000.

Stock Ownership Guidelines

Non-employee directors’ stock ownership guidelines are set at five times the regular annual cash retainer, which is currently $50,000. The guidelines will be reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The program counts owned shares and unvested time-based restricted stock units towards the guidelines. Unexercised stock options and unearned performance-based awards do not count towards the guidelines. Ownership levels are generally expected to be achieved within five years of the guideline being applicable and shares and equity awards owned by the non-employee directors are subject to a 50% retention requirement until the required ownership level is met. As of December 31, 2025, all non-employee directors were in compliance with the guidelines or had additional time to achieve them.

Reimbursement of Expenses

In addition, upon presentation of documentation of such expenses reasonably satisfactory to us, each non-employee director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

The following table shows, for the fiscal year ended December 31, 2025, certain information with respect to the compensation of all non-employee directors of the Company during 2025. Our Chief Executive Officer, does not receive additional compensation for services as a director.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Stock Awards(3)	All Other Compensation	Total
Julian C. Baker(4)	$27,952	$176,392	$180,705	$—	$385,049
Stephen R. Biggar(5)	$58,445	$176,392	$180,705	$—	$415,542
Laura Brege(6)	$38,116	$176,392	$180,705	$—	$395,212
James Daly(7)	$36,846	$176,392	$180,705	$—	$393,942
Elizabeth A. Garofalo(8)	$35,575	$176,392	$180,705	$—	$392,671
Edmund P. Harrigan(9)	$41,928	$176,392	$180,705	$—	$399,024
Adora Ndu(10)	$43,199	$176,392	$180,705	$—	$400,294
Daniel Soland(11)	$30,493	$176,392	$180,705	$—	$387,589

(1)
“Fees Earned or Paid in Cash” includes the annual Board of Directors retainer and any applicable additional retainers for service as a member or Chair of a committee.
(2)
“Option Awards” includes the grant date fair value of option awards granted as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report for the assumptions used to determine the valuation of stock option awards.
(3)
“Stock Awards” includes the grant date fair value of restricted stock units granted as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report for the methodology used to determine the estimated valuation of restricted stock units.
(4)
“Option Awards” includes the fair value of 13,793 stock options granted May 29, 2025 with an exercise price of $22.29. “Stock Awards” includes the fair value of 8,107 restricted stock units granted May 29, 2025. As of December 31, 2025, an aggregate of 129,881 stock options and 8,107 restricted stock units that had been granted to Mr. Baker were outstanding.
(5)
“Option Awards” includes the fair value of 13,793 stock options granted May 29, 2025 with an exercise price of $22.29. “Stock Awards” includes the fair value of 8,107 restricted stock units granted May 29, 2025. As of December 31, 2025, an aggregate of 131,381 stock options and 8,107 restricted stock units that had been granted to Dr. Biggar were outstanding.
(6)
“Option Awards” includes the fair value of 13,793 stock options granted May 29, 2025 with an exercise price of $22.29. “Stock Awards” includes the fair value of 8,107 restricted stock units granted May 29, 2025 . As of December 31, 2025, an aggregate of 129,881 stock options and of 8,107 restricted stock units that had been granted to Ms. Brege were outstanding.
(7)
“Option Awards” includes the fair value of 13,793 stock options granted May 29, 2025 with an exercise price of $22.29. “Stock Awards” includes the fair value of 8,107 restricted stock units granted May 29, 2025 . As of December 31, 2025, an aggregate of 126,131 stock options and 8,107 restricted stock units that had been granted to Mr. Daly were outstanding.
(8)
“Option Awards” includes the fair value of 13,793 stock options granted May 29, 2025 with an exercise price of $22.29. “Stock Awards” includes the fair value of 8,107 restricted stock units granted May 29, 2025 . As of December 31, 2025, an aggregate of 73,667 stock options and 8,107 restricted stock units that had been granted to Dr. Garofalo were outstanding.
(9)
“Option Awards” includes the fair value of 13,793 stock options granted May 29, 2025 with an exercise price of $22.29. “Stock Awards” includes the fair value of 8,107 restricted stock units granted May 29, 2025 . As of December 31, 2025, an aggregate of 167,381 stock options and 8,107 restricted stock units that had been granted to Dr. Harrigan were outstanding.
(10)
“Option Awards” includes the fair value of 13,793 stock options granted May 29, 2025 with an exercise price of $22.29. “Stock Awards” includes the fair value of 8,107 restricted stock units granted May 29, 2025 . As of December 31, 2025, an aggregate of 54,874 stock options and 8,107 restricted stock units that had been granted to Dr. Ndu were outstanding.

(11)
“Option Awards” includes the fair value of 13,793 stock options granted May 29, 2025 with an exercise price of $22.29. “Stock Awards” includes the fair value of 8,107 restricted stock units granted May 29, 2025. As of December 31, 2025, no stock options or restricted stock units that had been granted to Mr. Soland were outstanding. Mr. Soland retired from the Board on October 30, 2025.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The charter of the Audit Committee states that it will review, consider and approve or ratify any “related-persons transactions.” A “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances, including, but not limited to, (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee will look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

We describe below transactions and series of related transactions, since January 1, 2025, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•
the amounts involved exceeded or will exceed $120,000; and
•
a director, executive officer, beneficial owner of more than 5% of our common stock or any member of their immediate family or any entity owned or controlled by such persons who had or will have a direct or indirect material interest.

Certain Related-Person Transactions

We were party to a registration rights agreement dated January 6, 2016 and currently are party to a registration rights agreement dated February 24, 2026, each of which provided or provides, as applicable, certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, with certain holders of our capital stock. The holders of more than 5% of our capital stock that are party to these agreements are entities affiliated with Baker Bros. Advisors LP, which are also affiliated with two of our directors, Mr. Baker and Dr. Biggar. More information about our relationship with Baker Bros. Advisors LP can be found under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us in certain cases. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Director Independence

Information regarding director independence is included under “Proposal 1 – Election of Directors” above and is incorporated by reference herein.

OTHER INFORMATION FOR STOCKHOLDERS

Stockholder Proposals for the 2027 Annual Meeting of Stockholders

Stockholders of the Company may submit proposals that they believe should be voted upon at the Company’s annual meeting of Stockholders or nominate persons for election to the Board.

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals meeting certain requirements may be eligible for inclusion in the Company’s proxy statement for the Company’s 2027 Annual Meeting of Stockholders. To be eligible for inclusion in the Company’s 2027 proxy statement, any such stockholder proposals must be submitted in writing to the Corporate Secretary of the Company no later than December 25, 2026, in addition to complying with certain rules and regulations promulgated by the SEC. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, in accordance with the “advance notice” provisions of our bylaws, stockholders seeking to present a stockholder proposal or nomination at the Company’s 2027 Annual Meeting of Stockholders, without having it included in the Company’s proxy statement, must timely submit notice of such proposal or nomination. To be timely, a stockholder’s notice must be received by the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the 2026 Annual Meeting of Stockholders, unless the date of the 2027 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the 2026 Annual Meeting of Stockholders. For the Company’s 2027 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no earlier than January 29, 2027 and no later than February 28, 2027. If the date of the 2027 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the 2026 Annual Meeting of Stockholders, the stockholder must submit any such proposal or nomination not earlier than the close of business on the 120th day prior to the 2027 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting of Stockholders, or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made by the Company.

In addition to satisfying the deadlines in the “advance notice” provisions of our bylaws, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of nominees other than the Company’s nominees submitted under these “advance notice” provisions must include in their notice the information required by Rule 14a-19 under the Exchange Act.

Notices of any proposals or nominations for the Company’s 2027 Annual Meeting of Stockholders should be sent to the Corporate Secretary of the Company at 12830 El Camino Real, Suite 400, San Diego, California 92130.

Householding Of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of Acadia Pharmaceuticals Inc. will be householding our proxy statement and notices (the “annual meeting materials”). A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of annual meeting materials, please notify your broker or Acadia Pharmaceuticals Inc. Direct your written request to Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130, Attn: Investor Relations, or contact Investor Relations at (858) 558-2871 and we will undertake to promptly deliver a separate copy of the annual meeting materials to you. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2025 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment. Discretionary authority for them to do so is provided for in the proxy card.

By Order of the Board of Directors
/s/ Jennifer J. Rhodes
Jennifer J. Rhodes
Executive Vice President, Chief Legal Officer
and Secretary

San Diego, California

April 24, 2026

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these flings, go to our website ir.acadia.com and click on “SEC Filings” under the “Financials” heading.

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, ACADIA PHARMACEUTICALS INC., 12830 EL CAMINO REAL, SUITE 400, SAN DIEGO, CALIFORNIA 92130. WE WILL FURNISH A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT.

A copy of our 2024 Equity Incentive Plan, as proposed to be amended pursuant to Proposal 4, is attached to this Proxy Statement as Appendix A.

ACADIA PHARMACEUTICALS INC.
2024 EQUITY INCENTIVE PLAN

1.
GENERAL.
(a)
Successor to and Continuation of Prior Plan. The Plan is the successor to and continuation of the Prior Plan. As of the Effective Date, (i) no additional awards could be granted under the Prior Plan or the 2023 Inducement Plan; (ii) the Prior Plan’s Available Reserve and 2023 Inducement Plan’s Available Reserve (plus any Prior Plans’ Returning Shares, as such term was defined prior to the Amendment Effective Date) became available for issuance pursuant to Awards granted under this Plan (iii) all outstanding awards granted under the Prior Plan remained subject to the terms of the Prior Plan; and (iv) all outstanding awards granted under the 2023 Inducement Plan remained subject to the terms of the 2023 Inducement Plan. As of the Amendment Effective Date, (i) no additional awards may be granted under the 2024 Inducement Plan, (ii) the 2024 Inducement Plan’s Available Reserve will become available for issuance pursuant to Awards granted under this Plan in accordance with Section 2, (iii) the Prior Plans’ Returning Shares will become available for issuance pursuant to Awards granted under this Plan in accordance with Section 2, and (iv) all outstanding awards granted under the Prior Plan, 2023 Inducement Plan, and 2024 Inducement Plan will remain subject to the terms of the applicable plan. All Awards granted under this Plan will be subject to the terms of this Plan.
(b)
Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(c)
Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(d)
Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.
SHARES SUBJECT TO THE PLAN.
(a)
Share Reserve.
(i)
Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted on or following the Amendment Effective Date will not exceed (1) 18,885,167 shares, which number is the sum of 4,975,000 shares, plus a number of shares of Common Stock equal to the Plan’s available reserve as of December 31, 2025 plus the 2024 Inducement Plan’s Available Reserve, less (2) (A) one share of Common Stock for every one share that was subject to an Appreciation Award granted under the Plan or the 2024 Inducement Plan after December 31, 2025, and prior to the Amendment Effective Date and (B) after application of Section 2(a)(ii) below, 1.59 shares of Common Stock for every one share that was subject to a Full Value Award granted under the Plan or the 2024 Inducement Plan after December 31, 2025, and prior to the Amendment Effective Date, plus (3) a number of shares of Common Stock based on the number of Prior Plans’ Returning Shares, if any, as such shares become available from time to time, pursuant to Section 2(a)(iii).
(ii)
Subject to Section 2(c), after December 31, 2025, the number of shares of Common Stock available for issuance under the Plan will be reduced by: (1) one share for each share of Common Stock issued pursuant to an Appreciation Award granted under the Plan; and (2) 1.59 shares for each share of Common Stock issued pursuant to a Full Value Award granted under the Plan.

(iii)
Subject to Section 2(c), after December 31, 2025, the number of shares of Common Stock available for issuance under the Plan will be increased by: (1) one share for each Prior Plans’ Returning Share or 2024 Plan Returning Share (as defined in Section 2(c)(iii)) subject to an Appreciation Award; and (2) 1.59 shares for each Prior Plans’ Returning Share or 2024 Plan Returning Share subject to a Full Value Award.
(b)
Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options (including, but not limited to, Incentive Stock Options granted prior to the Amendment Effective Date) is 61,679,010 shares.
(c)
Share Reserve Operation.
(i)
Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)
Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; or (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than shares of Common Stock).
(iii)
Previously Issued Shares of Common Stock Available for Subsequent Issuance. The following shares of Common Stock (collectively, the “2024 Plan Returning Shares”) previously issued pursuant to an Award will become available again for issuance under the Plan: any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares.
(iv)
Previously Issued Shares of Common Stock Not Available for Subsequent Issuance. The following shares of Common Stock previously issued pursuant to an Award will not become available again for issuance under the Plan: (1) any shares that are reacquired or withheld (or not issued) by the Company to satisfy (A) the exercise or strike price of an Appreciation Award or (B) the purchase price of a Full Value Award; (2) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Appreciation Award or a Full Value Award; (3) any shares repurchased by the Company on the open market with the proceeds of (A) the exercise or strike price of an Appreciation Award or (B) the purchase price of a Full Value Award; and (4) in the event that an SAR is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.
3.
ELIGIBILITY AND LIMITATIONS.
(a)
Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b)
Specific Award Limitations.

(i)
Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)
Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)
Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)
Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.
(c)
Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d)
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $1,000,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such period, $1,250,000 in total value, in each case calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes. For avoidance of doubt, compensation will count toward this limit for the fiscal year in which it is granted or earned, and not later when distributed in the event it is deferred.
4.
OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)
Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)
Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)
Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)
by cash or check, bank draft or money order payable to the Company;
(ii)
pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)
by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)
if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v)
in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)
Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)
Transferability. Options and SARs may not be transferred to any third-party financial institution without stockholder approval. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)
Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)
Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or its authorized designee, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)
Vesting. Subject to Section 7(g), the Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)
Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)
Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Except as otherwise provided in the Award Agreement or other written agreement between the Participant and the Company or an Affiliate, subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, within such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)
three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii)
12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)
18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)
18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination or death, as applicable, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)
Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)
Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)
Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.
AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.
(a)
Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board. The terms and conditions of separate Restricted Stock Awards and RSU Awards need not be identical; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)
Form of Award.

(1)
Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2)
RSU Awards: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or the Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii)
Consideration.
(1)
Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.
(2)
RSU Awards: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)
Vesting. Subject to Section 7(g), the Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)
Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)
Dividends and Dividend Equivalents. Subject to Section 7(h), dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and contained in the applicable Award Agreement.

(vi)
Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)
Performance Awards. Subject to Section 7(g), with respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock. Subject to Section 7(h), dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Performance Award, as determined by the Board and contained in the applicable Award Agreement.
(c)
Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan (including, without limitation, Sections 7(g) and 7(h)), the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards. Subject to Section 7(h), dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Other Award, as determined by the Board and contained in the applicable Award Agreement.
6.
ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
(a)
Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section. Moreover, in the event of any such transaction or event or in the event of a Transaction, the Committee may provide in substitution for any or all outstanding Awards such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code.
(b)
Dissolution or Liquidation. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Company or any Affiliate and the Participant, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)
Transaction. The following provisions will apply to Awards in the event of a Transaction unless otherwise provided in the instrument evidencing the Award, in any other written agreement between the Company or any Affiliate and the Participant, in any director compensation policy of the Company, or unless otherwise expressly provided by the Board at the time of grant of an Award:
(i)
Accelerated Vesting of Awards Held by Current Participants Upon Non-Assumption. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Transaction (contingent upon the effectiveness of the Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Transaction pursuant to this subsection (i) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate upon the occurrence of the Transaction at the greater of (x) 100% of the target level of performance and (y) the actual level of performance measured in accordance with the applicable performance goals as of the Transaction (contingent upon the closing of completion of the Transaction). With respect to the vesting of Awards that will accelerate upon the occurrence of a Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Transaction or such later date as required to comply with Section 409A of the Code.
(ii)
Awards May Be Assumed. In the event of a Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(iii)
Awards Held by Persons other than Current Participants Upon Non-Assumption. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Transaction.
(iv)
Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the

Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d)
Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)
No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares of Common Stock pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.
ADMINISTRATION.
(a)
Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)
Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)
To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)
To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Awards fully effective.
(iii)
To settle all controversies regarding the Plan and Awards granted under it.
(iv)
To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest, including in connection with a Transaction.
(v)
To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Transaction, for reasons of administrative convenience.

(vi)
To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii)
To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)
To submit any amendment to the Plan for stockholder approval.
(ix)
To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)
Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)
To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(c)
Delegation to Committee.
(i)
General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with any Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated. As of the Effective Date the Board has delegated administration of the Plan to the Compensation Committee.
(ii)
Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available. In addition, the Board or the Committee, in its sole discretion, may delegate to a Committee who need not be Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)
Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)
Delegation to Other Person or Body. The Board or any Committee may delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by Applicable Law: (i) designate recipients, other than Officers, of Options and SARs (and, to the extent permitted by Applicable Law, other Awards), provided that no person or body may be delegated authority to grant an Award to themself; (ii) determine the number of shares of Common Stock subject to such Awards; and (iii) determine the terms of such Awards; provided, however, that the Board or Committee action regarding such delegation will fix the terms of such delegation in accordance with Applicable Law, including without limitation Sections 152 and 157 of the Delaware General Corporation Law. Unless provided otherwise in the Board or Committee action regarding such delegation, each Award granted pursuant to this section will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate authority to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value pursuant to Section 13(aa)(iii).
(f)
No Repricing Without Stockholder Approval. Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price (or strike price) of any outstanding Option or SAR; (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the then‑current Fair Market Value of the Common Stock and grant in substitution therefor (1) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (2) cash and/or (3) other valuable consideration (as determined by the Board or any Committee); or (iii) take any other action that is treated as a repricing under generally accepted accounting principles, unless the stockholders of the Company have approved such an action within the prior 12 months.
(g)
Minimum Vesting Requirements. Notwithstanding any other provision of the Plan, except as provided in Section 6(c) (and excluding, for this purpose, any (i) substitute awards, (ii) awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, or (iii) any Awards delivered in lieu of fully-vested cash-based Awards under the Plan (or other fully-vested cash awards or payments)), no equity-based Award may vest (and/or, if applicable, be exercisable) until at least 12 months following the date of grant of the Award; provided, however, that up to 5% of the Share Reserve as defined in Section 13(mmm) may be subject to Awards that do not meet such vesting (and/or, if applicable, exercisability) requirements and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Board’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a change in control, in the terms of the Award or otherwise.
(h)
Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement and (iv) in no event shall dividends or dividend equivalents be paid or credited with respect to an Appreciation Award.

8.
TAX WITHHOLDING
(a)
Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)
Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligations relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award based on such Participant’s minimum applicable statutory tax withholding rates for U.S. federal, state, local and/or foreign income tax and payroll tax purposes or such other higher rates approved by the Committee (which rates shall in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c)
No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)
Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligations in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.
MISCELLANEOUS.
(a)
Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)
Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c)
Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)
Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)
No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)
Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)
Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable,

as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h)
Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i)
Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with the following, to the extent applicable and permissible under Applicable Laws (1) the Company’s Dodd-Frank Clawback Policy adopted on October 18, 2023, as amended from time to time; (2) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law; and (3) any other clawback policy that the Company otherwise adopts. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)
Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)
Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or an Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of a Restricted Stock Award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Award may be transferred to any third-party financial institution without stockholder approval.
(l)
Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m)
Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)
Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o)
Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.
COVENANTS OF THE COMPANY.
(a)
Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.
SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.
TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

13.
DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)
“Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(b)
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)
“Amendment Effective Date” means the date on which the Plan, as amended, was approved by the Company’s stockholders at the 2026 Meeting of Stockholders.
(d)
“Applicable Law” means the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)
“Appreciation Award” means (i) a stock option or stock appreciation right granted under the Prior Plan, 2023 Inducement Plan, or the 2024 Inducement Plan or (ii) an Option or Stock Appreciation Right, in each case with respect to which the exercise or strike price (per share) is at least 100% of the Fair Market Value of the Common Stock subject to the stock option or stock appreciation right, or Option or Stock Appreciation Right, as applicable, on the date of grant.
(f)
“Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).
(g)
“Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(h)
“Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(i)
“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(j)
“Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such an agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) such Participant’s gross negligence or gross misconduct; (v) such Participant’s material failure to competently perform their assigned duties for the Company; (vi) sustained poor performance of any material aspect of the Participant’s duties or obligations; or (vii) Participant’s conviction of, or the entry of a pleading of guilty or nolo contendere by Participant to, any crime involving moral turpitude or any felony. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(k)
“Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to a Participant in connection with an Award, such transaction also constitutes a Section 409A Change in Control:
(i)
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (1) on account of the acquisition of securities of the Company directly from the Company, (2) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (3) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (1) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)
individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that (1) if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply; and (2) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards subject to such an individual written agreement without a requirement that the Change in Control (or analogous term) actually occur.

(l)
“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(m)
“Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(n)
“Common Stock” means the common stock of the Company.
(o)
“Company” means Acadia Pharmaceuticals Inc., a Delaware corporation.
(p)
“Compensation Committee” means the Compensation Committee of the Board.
(q)
“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(r)
“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1 (without regard to any alternative definition thereunder).
(s)
“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)
a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)
a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)
a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(t)
“determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u)
“Director” means a member of the Board.
(v)
“Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(w)
“Effective Date” means the date on which the Plan was approved by the Company’s stockholders.
(x)
“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(y)
“Entity” means a corporation, partnership, limited liability company or other entity.
(z)
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(aa)
“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(bb)
“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)
If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(iii)
In the absence of such exchange or market for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(cc)
“Full Value Award” means (i) a stock award granted under the Prior Plan, the 2023 Inducement Plan, or the 2024 Inducement Plan or (ii) an Award, in each case that is not an Appreciation Award.
(dd)
“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ee)
“Grant Notice” means the written notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ff)
“Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(gg)
“2023 Inducement Plan” means the Acadia Pharmaceuticals Inc. 2023 Inducement Plan.
(hh)
“2023 Inducement Plan’s Available Reserve” means the number of shares available for the grant of new awards under the 2023 Inducement Plan as of December 31, 2023.
(ii)
"2024 Inducement Plan” means the Acadia Pharmaceuticals Inc. 2024 Inducement Plan.
(jj)
"2024 Inducement Plan’s Available Reserve” means the number of shares available for the grant of new awards under the 2024 Inducement Plan as of December 31, 2025.
(kk)
“Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ll)
“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(mm)
“Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(nn)
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(oo)
“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(pp)
“Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(qq)
“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(rr)
“Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).
(ss)
“Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(tt)
“Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(uu)
“Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(vv)
“Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(ww)
“Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by a Committee comprised solely of Non-Employee Directors; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in, or specified increases in, the Fair Market Value of the Common Stock; (x) the growth in the value of an investment in the Common Stock; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xii) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest); (xiii) total stockholder return; (xiv) return on assets or net assets; (xv) return on sales; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) gross or net profit margin; (xix) cost reductions or savings; (xx) productivity; (xxi) operating efficiency; (xxii) working capital; (xxiii) market share; (xxiv) customer satisfaction; (xxv) workforce diversity; (xxvi) results of clinical trials; (xxvii) acceptance of a new drug application by a regulatory body; (xxviii) regulatory body approval for commercialization of a product; (xxix) regulatory body approval of additional indications or improved labeling for an already-approved product; (xxx) launch of a new drug; (xxxi) completion of out-licensing, in-licensing or disposition of product candidates or other acquisition or disposition projects; (xxxii) successful completion of a financing; (xxxiii) maintenance and enhancement of investor base; and (xxxiv) other measures of performance selected by the Board.
(xx)
“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized to make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to make other appropriate adjustments selected by the Board. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable Award Agreement or the written terms of a Performance Award.
(yy)
“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of, or any payment under, an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(zz)
“Plan” means this Acadia Pharmaceuticals Inc. 2024 Equity Incentive Plan, as amended from time to time.
(aaa)
“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.
(bbb)
“Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(ccc)
“Prior Plan” means the ACADIA Pharmaceuticals Inc. 2010 Equity Incentive Plan, as amended.
(ddd)
“Prior Plan’s Available Reserve” means the number of shares available for the grant of new awards under the Prior Plan as of December 31, 2023.
(eee)
“Prior Plans’ Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plan, the 2023 Inducement Plan, or the 2024 Inducement Plan and that following December 31, 2025: (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) are not issued because such stock award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.
(fff)
“Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.
(ggg)
“Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(hhh)
“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(iii)
“RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(jjj)
“RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(kkk)
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(lll)
“Rule 405” means Rule 405 promulgated under the Securities Act.
(mmm)
“SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(nnn)
“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(ooo)
“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2) (A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(ppp)
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(qqq)
“Share Reserve” means the number of shares of Common Stock available for issuance under the Plan as set forth in Section 2(a), subject to adjustment pursuant to Section 6(a) in connection with Capitalization Adjustments.
(rrr)
“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(sss)
“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(ttt)
“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(uuu)
“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(vvv)
“Transaction” means a Corporate Transaction or a Change in Control.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to https://www.envisionreports.com/ACAD or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at https://www.envisionreports.com/ACAD Annual Meeting Proxy Card • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4. A 1. To elect the Board’s three nominees for Class I director to hold office until the Company’s 2029 Annual Meeting of Stockholders and their successors are duly elected and qualified, or until their earlier death, resignation or removal: For Withhold For Withhold For Withhold 01 -James M. Daly 02 -Edmund P. Harrigan, M.D. 03 -Adora Ndu, Pharm.D., J.D. For Against Abstain For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement. 3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. 4. To approve an amendment to the Company’s 2024 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance For Against Abstain 5. To conduct any other business properly brought before the meeting. under the plan by 5,209,670 shares. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 049FVF
2026 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc. This proxy is being solicited on behalf of the Board of Directors. The 2026 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc. will be held on Friday, May 29, 2026 at 8:00 A.M., Pacific Time, virtually via the Internet at meetnow.global/MGYT5K7. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Votes submitted electronically or by telephone must be received by May 29, 2026 at 8:00 A.M., Pacific Time. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at https://www.envisionreports.com/ACAD • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Proxy — Acadia Pharmaceuticals Inc. The annual meeting will be held virtually on May 29, 2026 at 8:00 A.M., Pacific Time. You can attend the annual meeting by visiting meetnow.global/MGYT5K7, where you will be able to listen to the meeting live, submit questions and vote online. Votes submitted electronically or by telephone must be received by May 29, 2026 at 8:00 A.M., Pacific Time. The undersigned hereby appoints Catherine Owen Adams, Jennifer J. Rhodes, and Mark C. Schneyer, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Acadia Pharmaceuticals Inc. which the undersigned may be entitled to vote at the 2026 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc. to be held virtually on May 29, 2026 at 8:00 A.M., Pacific Time by visiting meetnow.global/MGYT5K7, and at any and all postponements, continuations and adjournments thereof, with all power that the undersigned would possess if personally or virtually present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting, including discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve. The undersigned hereby revokes all previously submitted proxies for the Annual Meeting of Stockholders to be held on May 29, 2026. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR EACH OF PROPOSALS 2, 3 AND 4, EACH AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (Continued and to be marked, dated and signed, on the other side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below.